Exhibit 99.4

ITEM 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CIT Group Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of CIT Group Inc. and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page 119, under Item 9A of the Company’s 2007 Annual Report on Form 10-K filed February 29, 2008. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PriceWaterhouseCoopers LLP

New York, New York
February 29, 2008, except with
respect to our opinion on the
financial statements insofar
as it relates to the effects
of discontinued operations
discussed in Note 1,
as to which the date is
November 5, 2008

Item 8: Financial Statements and Supplementary Data PAGE 1

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — Assets December 31 (dollars in millions— except share data)

	2007	2006
ASSETS
Financing and leasing assets held for investment:
Finance receivables, including receivables pledged of $16,425.6 and $4,311.6	$53,760.9	$45,203.6
Reserve for credit losses	(574.3)	(577.1)

Net finance receivables	53,186.6	44,626.5
Operating lease equipment, net	12,610.5	11,017.9
Financing and leasing assets held for sale	1,260.2	1,553.7
Cash and cash equivalents, including $479.2 and $179.0 restricted	6,752.5	4,392.6
Retained interests in securitizations	1,170.0	1,010.0
Goodwill and intangible assets, net	1,152.5	1,008.4
Other assets	4,807.1	3,489.5
Assets of discontinued operation	9,308.6	10,387.1

Total Assets	$90,248.0	$77,485.7

CONSOLIDATED BALANCE SHEETS — Liabilities and Stockholders’ Equity

Debt:
Secured borrowings	$12,644.4	$4,398.5
Senior unsecured notes	49,365.8	48,291.4
Junior subordinated notes	1,440.0	–
Commercial paper	2,822.3	5,365.0
Preferred capital securities	–	250.3

Total debt	66,272.5	58,305.2
Deposits	2,745.8	2,399.6
Credit balances of factoring clients	4,542.2	4,131.3
Accrued liabilities and payables	4,831.2	4,758.6
Liabilities of discontinued operation	4,838.2	100.0

Total Liabilities	83,229.9	69,694.7

Commitments and Contingencies (Note 17)
Minority interest	57.5	39.9

Stockholders’ Equity:
Preferred stock: $0.01 par value, 100,000,000 authorized
Issued and outstanding:
Series A 14,000,000 with a liquidation preference of $25 per share	350.0	350.0
Series B 1,500,000 with a liquidation preference of $100 per share	150.0	150.0
Common stock: $0.01 par value, 600,000,000 authorized
Issued: 214,390,177 and 213,555,940	2.1	2.1
Outstanding: 189,925,603 and 198,295,376
Paid-in capital, net of deferred compensation of $34.4 and $68.7	10,453.9	10,678.9
Accumulated deficit	(2,949.8)	(2,838.9)
Accumulated other comprehensive income	194.8	129.6
Less: treasury stock, 24,464,574 and 15,260,564 shares, at cost	(1,240.4)	(720.6)

Total Common Stockholders' Equity	6,460.6	7,251.1

Total Stockholders’ Equity	6,960.6	7,751.1

Total Liabilities and Stockholders’ Equity	$90,248.0	$77,485.7

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, (dollars in millions — except per share data)

	2007	2006	2005
Finance revenue	$6,229.0	$5,046.4	$4,082.7
Interest expense	(3,417.0)	(2,535.8)	(1,712.1)
Depreciation on operating lease equipment	(1,172.3)	(1,023.5)	(968.0)

Net finance revenue	1,639.7	1,487.1	1,402.6
Provision for credit losses	(241.8)	(159.8)	(165.3)

Net finance revenue, after credit provision	1,397.9	1,327.3	1,237.3
Valuation allowance for receivables held for sale	(22.5)	(15.0)	(86.6)

Net finance revenue, after credit provision and valuation allowance	1,375.4	1,312.3	1,150.7
Other income	1,599.4	1,191.5	1,212.2

Total net revenue, after valuation allowance	2,974.8	2,503.8	2,362.9
Salaries and general operating expenses	(1,389.6)	(1,276.1)	(971.4)
Provision for severance and facilities exiting activities	(37.2)	(19.6)	(25.2)
Gain (loss) on debt and debt-related derivative extinguishments	(139.3)	–	–
Goodwill and intangible asset impairment charges	(312.7)	–	–

Income from continuing operations before provision for
income taxes and minority interests	1,096.0	1,208.1	1,366.3
(Provision) for income taxes	(300.9)	(280.8)	(444.5)
Minority interest, after tax	(3.1)	(1.6)	(3.3)

Net income from continuing operations, before preferred stock dividends	792.0	925.7	918.5
Net (loss) income from discontinued operation	(873.0)	120.3	30.6
Preferred stock dividends	(30.0)	(30.2)	(12.7)

Net (loss) income (attributable) available to common stockholders	$(111.0)	$1,015.8	$936.4

Basic Earnings Per common share data
Income from continuing operations	$3.98	$4.51	$4.39
(Loss) income from discontinued operation	(4.56)	0.60	0.15

Net (loss) income	$(0.58)	$5.11	$4.54

Diluted Earnings Per common share data
Income from continuing operations	$3.93	$4.41	$4.30
(Loss) income from discontinued operation	(4.50)	0.59	0.14

Net (loss) income	$(0.57)	$5.00	$4.44

Average number of shares - basic (thousands)	191,412	198,912	206,059
Average number of shares - diluted (thousands)	193,927	203,111	210,734
Dividends per common share	$1.00	$0.80	$0.61

Item 8: Financial Statements and Supplementary Data PAGE 3

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (dollars in millions)

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated (Deficit) / Earnings	Accumulated Other Comprehensive Income / (Loss)	Treasury Stock	Total Stockholders’ Equity
December 31, 2004	$–	$2.1	$10,674.3	$(4,499.1)	$(58.4)	$(63.8)	$6,055.1
Net income before preferred
stock dividends				949.1			949.1
Foreign currency translation
adjustments					110.7		110.7
Change in fair values of
derivatives qualifying as cash
flow hedges					54.7		54.7
Unrealized gain on available for
sale equity and securitization
investments, net					8.7		8.7
Minimum pension liability adjustment					(0.5)		(0.5)

Total comprehensive income							1,122.7

Issuance of Series A and B
preferred stock	500.0		(10.1)				489.9
Stock repurchase agreement			(8.5)			(491.5)	(500.0)
Cash dividends - common				(128.7)			(128.7)
Cash dividends - preferred				(12.7)			(12.7)
Restricted stock expense			43.3				43.3
Treasury stock purchased, at cost						(276.3)	(276.3)
Exercise of stock option awards,
including tax benefits			(65.5)			231.1	165.6
Employee stock purchase plan
participation			(0.6)			4.4	3.8

December 31, 2005	500.0	2.1	10,632.9	(3,691.4)	115.2	(596.1)	6,962.7

Net income before preferred
stock dividends				1,046.0			1,046.0
Foreign currency translation
adjustments					58.7		58.7
Change in fair values of derivatives
qualifying as cash flow hedges					6.6		6.6
Unrealized gain on available for
sale securitization
investments, net					1.1		1.1
Minimum pension liability adjustment					0.7		0.7

Total comprehensive income							1,113.1

Adjustment to initially apply
FASB Statement No. 158, net of tax					(52.7)		(52.7)
Cash dividends - common				(163.3)			(163.3)
Cash dividends - preferred				(30.2)			(30.2)
Restricted stock expense			44.1				44.1
Stock option expense			30.8				30.8
Treasury stock purchased, at cost						(315.2)	(315.2)
Exercise of stock option awards,
including tax benefits			(28.9)			186.7	157.8
Employee stock purchase
plan participation						4.0	4.0

December 31, 2006	$500.0	$2.1	$10,678.9	$(2,838.9)	$129.6	$(720.6)	$7,751.1

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (dollars in millions) (continued)

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated (Deficit) / Earnings	Accumulated Other Comprehensive Income / (Loss)	Treasury Stock	Total Stockholders’ Equity
December 31, 2006	$500.0	$2.1	$10,678.9	$(2,838.9)	$129.6	$(720.6)	$7,751.1

Net income before preferred
stock dividends				(81.0)			(81.0)
Foreign currency translation
adjustments					186.9		186.9
Change in fair values of derivatives
qualifying as cash flow hedges					(130.8)		(130.8)
Unrealized (loss) on available for
sale equity and securitization
investments, net					(10.5)		(10.5)
Minimum pension liability
adjustment					19.6		19.6

Total comprehensive income							(15.8)

Adjustments to initially apply
FASB FSP 13-2 and FIN 48
(see Note 1)				0.1			0.1
Cash dividends - common			(191.9)				(191.9)
Cash dividends - preferred				(30.0)			(30.0)
Stock repurchase agreement			(5.9)			(494.1)	(500.0)
Restricted stock expense			17.9				17.9
Stock option expense			24.3				24.3
Treasury stock purchased, at cost						(224.2)	(224.2)
Issuance of stock pursuant to forward
equity commitment agreement			(4.0)			12.0	8.0
Forward contract fees related to
issuance of mandatory
convertible equity units			(23.7)				(23.7)
Exercise of stock option awards,
including tax benefits			(40.2)			182.9	142.7
Employee stock purchase
plan participation			(1.5)			3.6	2.1

December 31, 2007	$500.0	$2.1	$10,453.9	$(2,949.8)	$194.8	$(1,240.4)	$6,960.6

Item 8: Financial Statements and Supplementary Data PAGE 5

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31 (dollars in millions)

	2007	2006	2005
Cash Flows From Operations
Net (loss) income before preferred stock dividends	$(81.0)	$1,046.0	$949.1
Adjustments to reconcile net income to net cash flows from operations:
Depreciation, amortization and accretion	1,280.8	1,066.4	922.0
Gains on equipment, receivable and investment sales	(533.9)	(396.5)	(349.0)
Valuation allowance for receivables held for sale	22.5	15.0	86.6
Goodwill and intangible asset impairment charges	312.7	–	–
Loss on early extinguishments of debt	139.3	–	–
Provision for credit losses — continuing operations	241.8	159.8	165.3
(Benefit) provision for deferred income taxes	(266.3)	159.6	324.6
Share-based compensation amortization	42.2	74.9	43.3
Decrease (increase) in finance receivables held for sale	224.6	(102.8)	199.3
(Increase) decrease in other assets	(1,160.1)	(496.2)	339.0
Increase (decrease) in accrued liabilities and payables	505.5	(340.3)	183.1
Provision for credit losses — discontinued operation	352.0	62.4	51.7
Valuation allowance for discontinued operation receivables held for sale	1,248.9	–	20.0

Net cash flows provided by operations	2,329.0	1,248.3	2,935.0

Cash Flows From Investing Activities
Finance receivables extended and purchased	(77,636.3)	(77,165.5)	(64,436.5)
Principal collections of finance receivables and investments	65,166.5	62,781.0	54,708.7
Proceeds from asset and receivable sales	8,457.6	6,819.9	6,351.9
Purchases of assets to be leased and other equipment	(2,865.2)	(2,860.2)	(2,428.2)
Acquisitions, net of cash acquired	(3,989.2)	(854.7)	(985.4)
Net (increase) decrease in short-term factoring receivables	112.9	(233.9)	96.5

Net cash flows (used for) investing activities	(10,753.7)	(11,513.4)	(6,693.0)

Cash Flows From Financing Activities
Proceeds from the issuance of term debt	24,176.4	19,904.7	13,765.1
Repayments of term debt	(10,717.2)	(9,450.0)	(9,133.8)
Net (decrease) increase in commercial paper	(2,542.7)	140.0	1,014.1
Net increase in deposits	346.2	2,137.7	104.2
Net repayments of non-recourse leveraged lease debt	(234.4)	(1,451.1)	(630.0)
Collection of security deposits and maintenance funds	1,580.2	1,201.2	1,006.4
Repayment of security deposits and maintenance funds	(1,353.3)	(1,032.4)	(972.1)
Treasury stock repurchases	(718.3)	(315.2)	(820.2)
Treasury stock issuances	198.5	190.7	235.5
Cash dividends paid	(221.9)	(193.5)	(141.4)
Excess tax benefit related to share-based compensation	10.3	31.6	–
Issuance of preferred stock	–	–	489.9
Other	(65.4)	33.3	(22.4)

Net cash flows provided by financing activities	10,458.4	11,197.0	4,895.3

Net (decrease) increase in cash and cash equivalents	2,033.7	931.9	1,137.3
Unrestricted cash and cash equivalents, beginning of period	4,279.4	3,347.5	2,210.2

Unrestricted cash and cash equivalents, end of period	$6,313.1	$4,279.4	$3,347.5

Supplementary Cash Flow Disclosures
Interest paid	$3,079.8	$2,404.9	$1,651.5
Federal, foreign, state and local income taxes paid, net	$199.0	$159.1	$115.6
Supplementary Non-cash Disclosure
Non-cash transfer of home lending receivables from
held-for-investment to held-for-sale	$1,390.3	$–	$–

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of CIT Group Inc. and its majority owned subsidiaries, and those variable interest entities (VIEs) where the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition and for VIEs, from the dates that the Company became the primary beneficiary. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements. The Company accounts for investments in companies for which it owns a voting interest of 20 percent to 50 percent and for which it has the ability to exercise significant influence over operations and financial decisions using the equity method of accounting. These investments are included in other assets and the Company’s proportionate share of net income or loss is included in other income.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions.

In 2007, the Company changed its basis of presentation for its business segments. For additional information on segments, see Note 21 – Business Segment Information. In addition, the Company revised the classification of cash flow changes in security deposits and aerospace equipment maintenance funds and included these amounts as a separate line item within “Cash Flows From Financing Activities”. Previously, these changes had been included in the line item Increase (decrease) in accrued liabilities and payables in “Cash Flows from Operations”. The presentation of corresponding 2006 and 2005 balances have been conformed to this presentation. The effect of the revision to the previously issued 2006 and 2005 cash flow statement is a reduction of $168.8 million and $34.3 million from cash flows from operations, and corresponding increase in cash flows from financing activities. Further, eligible amounts due to/from derivative counterparties have been reclassified, resulting in a $418 million increase to other assets and accrued liabilities and payables in the 2006 presentation.

Financing and Leasing Assets

CIT extends credit to customers through a variety of financing arrangements, including term loans, lease financing and operating leases. The amounts outstanding on loans, direct financing and leveraged leases are referred to as finance receivables and, when combined with finance receivables held for sale and the net book value of operating lease equipment, represent financing and leasing assets.

Loans and lease receivables are accounted for as held-for-investment (HFI) if management has the intent and ability to hold the receivables for the foreseeable future or until maturity. Loans classified as HFI are recorded at amortized cost. Direct financing leases classified as HFI are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Leveraged leases, for which a major portion of the funding is provided by third party lenders on a non-recourse basis, with CIT providing the balance and acquiring title to the property, are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less non-recourse third party debt and unearned finance revenue. Management performs periodic reviews of estimated residual values with other than temporary impairment recognized in current period earnings. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans is recorded at the lower of carrying value or estimated fair value, less costs to sell, when acquired.

Maintenance costs incurred that exceed maintenance funds collected for commercial aircraft are not capitalized if they do not provide a future economic benefit and do not extend the useful life of the aircraft. Such costs may include costs of routine aircraft operation and costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases. For such maintenance costs that are not capitalized, a charge is recorded in general operating expense at the time the costs are incurred. Income recognition related to maintenance funds collected is deferred to the extent management estimates costs will be incurred by subsequent lessees performing scheduled maintenance. Upon the disposition of an aircraft, any excess maintenance funds that exist are recognized as income.

The determination of intent and ability for the foreseeable future is highly judgmental and requires management to make good faith estimates based on information available at the time. Generally, the Company’s intent to syndicate and securitize assets is established prior to the origination of specific assets as part of the Company’s asset, liability and liquidity risk management process. Similarly, CIT’s intent to hold assets that are classified as HFI is generally established prior to origination.

Loans and lease receivables designated for sale, securitization or syndication are classified as finance receivables held for sale and are carried at lower of cost or fair value. The amount by which costs exceeds fair value is recorded as a valuation allowance. Subsequent changes in the valuation allowance are included in the determination of net income in the period in which the change occurs. Loans transferred from the held-for-sale classification to the held-for-investment classification are transferred at the lower of cost or market on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the market value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to finance revenue over the life of the loan using the interest method.

Item 8: Financial Statements and Supplementary Data PAGE 7

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

Finance revenue includes interest on loans, the accretion of income on direct financing leases and leveraged leases, discount on loans held for investment, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance revenue over the contractual life of the transactions. Revenue on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination. Leveraged lease revenue is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which CIT has a positive investment in the transaction, net of related deferred tax liabilities. Rental revenue on operating leases is recognized on a straight line basis over the lease term.

The recognition of revenue on commercial finance receivables is generally suspended and an account is placed on non-accrual status when payment of principal or interest is contractually delinquent for 90 days or more, or earlier when, in the opinion of management, full collection of all principal and interest due is doubtful. To the extent the estimated fair value of collateral does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against revenue. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. The accrual of finance revenue on consumer loans is suspended, and all previously accrued but uncollected revenue is reversed, when payment of principal and/or interest is contractually delinquent for 90 days or more.

Reserve for Credit Losses on Finance Receivables

The reserve for credit losses is intended to provide for losses inherent in the portfolio and is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including historical and expected charge-off experience and levels of and trends in past due loans, non-performing assets and impaired loans.

The reserve for credit losses is determined based on three key components: (1) specific reserves for loans that are impaired under Statement of Financial Accounting Standards (SFAS) 114, based upon the value of underlying collateral or projected cash flows, (2) reserves for estimated losses inherent in the portfolio based upon historical and projected charge-offs and (3) reserves for estimated losses inherent in the portfolio based upon economic risks, industry and geographic concentrations and other factors. In management’s judgment, the reserve for credit losses is adequate to provide for credit losses inherent in the portfolio. However, changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the reserve for credit losses.

With respect to assets transferred to held for investment from held for sale, a reserve for credit losses is recognized to the extent estimated inherent losses exceed corresponding remaining discount at the applicable balance sheet date.

Impaired Finance Receivables

Impaired finance receivables include any loans or capital leases of $500 thousand or greater that are placed on non-accrual status and are subject to periodic individual review by CIT’s Asset Quality Review Committee (“AQR”). The AQR, which is comprised of members of senior management, reviews overall portfolio performance, as well as individual accounts meeting certain credit risk grading parameters. Excluded from impaired finance receivables are: 1) certain individual commercial non-accrual finance receivables for which the collateral value supports the outstanding balance and the continuation of earning status, 2) small ticket leasing and other homogeneous pools of loans, which are subject to automatic charge-off procedures, and 3) short-term factoring customer finance receivables, generally having terms up to 30 days. Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to the contractual terms of the financing agreement. Impairment is measured as any shortfall between the estimated value and the recorded investment in the finance receivable, with the estimated value determined using the fair value of the collateral and other cash flows if the finance receivable is collateralized, or the present value of expected future cash flows discounted at the contract’s effective interest rate.

Charge-off of Finance Receivables

Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower’s financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers) and the status of collection activities. Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are deemed no longer useful. Charge-offs are recorded on consumer and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency. Collections on accounts previously charged off are recorded as recoveries. With respect to assets transferred to held for investment from held for sale, charge-offs are recognized to the extent the loan carrying value, including remaining unaccreted discount, exceeds the corresponding expected future cash flows for that loan.

Retained Interests in Securitizations

Pools of assets are originated and sold to special purpose entities which, in turn, issue debt securities backed by the asset pools or sell individual interests in the assets to investors. CIT retains the servicing rights and participates in certain cash flows from the pools. For transactions meeting accounting sale criteria, the present value of expected net cash flows (after payment of principal and interest to certificate and/or note holders and credit-related disbursements) that exceeds the estimated cost of servicing is recorded at the time of sale as a “retained interest.” Retained interests in securitized assets are classified as available-for-sale securities and accounted for at fair value in accordance with SFAS No. 115. In its estimation of those net cash flows and retained

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interests, management employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both CIT’s historical experience, market trends and anticipated performance relative to the particular assets securitized. Subsequent to the recording of retained interests, estimated cash flows underlying retained interests are periodically updated based upon current information and events that management believes a market participant would use in determining the current fair value of the retained interest. If the analysis indicates that an adverse change in estimated cash flows has occurred, an “other-than temporary” impairment is recorded and included in net income to write down the retained interest to estimated fair value. Unrealized gains are not credited to current earnings, but are reflected in stockholders’ equity as part of other comprehensive income.

Servicing assets or liabilities are established when the fees for servicing securitized assets are more or less than adequate compensation to CIT for servicing the assets. CIT securitization transactions generally do not result in servicing assets or liabilities, as typically the contractual fees are adequate compensation in relation to the associated servicing costs. To the extent applicable, servicing assets or liabilities are recorded at fair value and recognized in earnings over the servicing period and are periodically evaluated for impairment.

In February 2005, CIT acquired Education Lending Group, Inc., a specialty finance company principally engaged in providing education loans (primarily U.S. government guaranteed), products and services to students, parents, schools and alumni associations. This business is largely funded with “Education Loan Backed Notes,” which are accounted for under SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The assets related to these borrowings are owned by a special purpose entity that is consolidated in the CIT financial statements, and the creditors of that special purpose entity have received ownership and, or, security interests in the assets. CIT retains certain call features with respect to these borrowings. The transactions do not meet the SFAS 140 requirements for sales treatment and are, therefore, recorded as secured borrowings and are reflected in the Consolidated Balance Sheet as Finance receivables pledged and Non-recourse, secured borrowings. Certain cash balances, included in cash and cash equivalents, are restricted in conjunction with these borrowings.

In 2007, the Company also funded a portion of the business in the asset-backed markets with on-balance sheet financings secured by factoring receivables, and certain other commercial loans. Similar to the student loan facilities, these transactions do not meet the accounting (SFAS 140) requirements for sales treatment and are therefore reflected in the Consolidated Balance Sheet as Finance receivables pledged and Non-recourse, secured borrowings.

Derivative Financial Instruments

As part of managing economic risk and exposure to interest rate, foreign currency and, in limited instances, credit risk, CIT enters into various derivative transactions in over-the-counter markets with other financial institutions. To ensure both appropriate use as a hedge and to achieve hedge accounting treatment, whenever possible, derivatives entered into are designated according to a hedge objective against a specific liability, forecasted transaction or, in limited instances, assets. The critical terms of the derivatives, including notional amounts, rates, indices, and maturities, match the related terms of the underlying hedged items. CIT does not enter into derivative financial instruments for speculative purposes.

Major portfolio hedge strategies include: (1) Interest rate risk management to match fund asset portfolio growth. Interest rate swaps, whereby CIT pays a fixed interest rate and receives a variable interest rate, are utilized to hedge either forecasted commercial paper issuances or specific variable-rate debt instruments. These transactions are classified as cash flow hedges and effectively convert variable-rate debt to fixed-rate debt. Interest rate swaps, whereby CIT pays a variable interest rate and receives a fixed interest rate, are utilized to hedge specific fixed-rate debt. These transactions are classified as fair value hedges and effectively convert fixed-rate debt to a variable-rate debt. (2) Currency risk management to hedge foreign funding sources. Cross-currency swaps, whereby CIT pays U.S. dollars and receives various foreign currencies, are utilized to effectively convert foreign-denominated debt to U.S. dollar debt. These transactions are classified as either foreign currency cash flow or foreign currency fair value hedges. (3) Currency risk management to hedge investments in foreign operations. Cross-currency swaps and foreign currency forward contracts, whereby CIT pays various foreign currencies and receives U.S. dollars, are utilized to effectively convert U.S. dollar denominated debt to foreign currency denominated debt. These transactions are classified as foreign currency net investment hedges, or foreign currency cash flow hedges, with resulting gains and losses reflected in accumulated other comprehensive income as a separate component of equity.

Derivative instruments are recognized in the balance sheet at their fair values in other assets and accrued liabilities and payables, and changes in fair values are recognized immediately in earnings, unless the derivatives qualify as cash flow hedges. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in accumulated other comprehensive income as a separate component of equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in current earnings. Amounts accumulated in other comprehensive income are reclassified to earnings in the same period that the hedged transaction impacts earnings.

CIT uses both the “short-cut” method and the “long-haul” method to assess hedge effectiveness. The short-cut method is applied to certain interest rate swaps used for fair value and cash flow hedges of term debt if certain strict criteria are met. This method allows for the assumption of no hedge ineffectiveness if these strict criteria are met at the inception of the derivative, including matching of the critical terms of the debt instrument and the derivative. As permitted under the shortcut method, no further assessment of hedge effectiveness is performed for these transactions.

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CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The long-haul method is applied to other interest rate swaps, non-compound cross-currency swaps and foreign currency forward exchange contracts. For hedges where we use the long-haul method to assess hedge effectiveness, we document, both at inception and over the life of the hedge, at least quarterly, our analysis of actual and expected hedge effectiveness. For hedges of forecasted commercial paper transactions, more extensive analysis using techniques such as regression analysis are used to demonstrate that the hedge has been, and is expected to be, highly effective in off-setting corresponding changes in the cash flows of the hedged item. For hedges of foreign currency net investment positions we apply the “forward” method whereby effectiveness is assessed and measured based on the amounts and currencies of the individual hedged net investments and notional amounts and underlying currencies of the derivative contract. For those hedging relationships in which the critical terms of the entire debt instrument and the derivative are identical, and the credit-worthiness of the counterparty to the hedging instrument remains sound, there is an expectation of no hedge ineffectiveness so long as those conditions continue to be met.

The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to finance revenue or as interest expense to correspond with the hedged position. In the event of early termination of derivative instruments, the gain or loss is reflected in earnings as the hedged transaction is recognized in earnings.

Derivative instruments are transacted with CIT customers using interest rate swaps and other derivatives with our customers as well as derivative transactions with other financial institutions with like terms. These derivative instruments do not qualify for hedge accounting. As a result, changes in fair value of the derivative instruments are reflected in current earnings.

CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative instrument. This risk is measured as the market value of derivative transactions with a positive fair value, reduced by the effects of master netting agreements. We manage this credit risk by requiring that all derivative transactions be conducted with counterparties rated investment grade by nationally recognized rating agencies, with the majority of the counterparties rated “AA” or higher, and by setting limits on the exposure with any individual counterparty. Accordingly, counterparty credit risk is not considered significant.

Goodwill and Other Identified Intangibles

SFAS No. 141 “Business Combinations” requires that business combinations be accounted for using the purchase method. The purchase method of accounting requires that the cost of an acquired entity be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The difference between the fair values and the purchase price is recognized as goodwill. Identified intangible assets acquired in a business combination are separately valued and recognized on the balance sheet providing they meet certain recognition requirements.

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired, less the fair value of liabilities assumed from business combinations. Goodwill is no longer amortized, but instead is assessed for impairment at least annually. During this assessment, management relies on a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and market place data.

Intangible assets consist primarily of customer relationships acquired, which have amortizable lives up to 20 years, and computer software and related transactions processes, which are being amortized over a 5-year life. An evaluation of the remaining useful lives and the amortization methodology of the intangible assets is performed periodically to determine if any change is warranted.

Long-Lived Assets

A review for impairment of long-lived assets, such as certain operating lease equipment, is performed at least annually and whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of assets is determined by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment is the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third party sales for similar equipment, published appraisal data and other marketplace information), is considered, both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment. Depreciation expense is adjusted when projected fair value at the end of the lease term is below the projected book value at the end of the lease term. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

Other Assets

Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs of the pre-existing receivable generally reflected in provision for credit losses.

Realized and unrealized gains (losses) on marketable equity securities are recognized currently in operations. Unrealized gains and losses, representing the difference between carrying value and estimated current fair market value, for other debt and equity securities are recorded in other accumulated comprehensive income, a separate component of equity.

Investments in joint ventures are accounted for using the equity method, whereby the investment balance is carried at cost and adjusted for the proportionate share of undistributed earnings or losses. Unrealized intercompany profits and losses are eliminated until realized, as if the joint venture were consolidated.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mandatory Convertible Equity Units

The Company has allocated proceeds received upon issuance of the mandatory convertible equity units in accordance with APB 14 based on relative fair values at the time of issuance. The fair value of the equity forward at issuance was zero. The Company has allocated 0.15% of the 3.0% of underwriting commissions paid to the debt as deferred charges based on commissions paid for similar debt issuances in the past. The deferred charges will be amortized over the life of the note (until remarketing date) using the interest method. The remaining underwriting commissions (2.85%) were allocated to the equity forward and recorded as a reduction to paid in capital. The present value of the future quarterly equity forward payments has been recorded at inception as a liability and a reduction to paid-in capital. Interest on the liability component will be recorded as an adjustment to the yield. In computing earnings per share (EPS), the treasury stock method is used. Basic EPS will not be affected until the equity forwards are satisfied and the holders thereof become common stock holders. Diluted EPS will not be affected until CIT’s common stock price is over $42 per share (120% of $34.98 reference price at security issue). See Note 9 for additional discussion.

The value of the stock purchase contracts is included in equity based on the requirements of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The equity forwards require physical settlement, and are therefore accounted for as equity.

Fair Value of Financial Instruments

SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” requires disclosure of the estimated fair value of CIT’s financial instruments, excluding leasing transactions accounted for under SFAS 13. These fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument, assuming adequate market liquidity. Because no established trading market exists for a significant portion of CIT’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions or estimation methods may significantly affect the estimated fair values. Because of these limitations, there is no assurance that the estimated fair values presented would necessarily be realized upon disposition or sale.

Actual fair values in the marketplace are affected by many factors, such as supply and demand, market liquidity, investment trends, the motivations of buyers and sellers, and geopolitical risks which are not considered in the methodology used to determine the estimated fair values presented. In addition, fair value estimates are based on existing financial instruments without attempting to estimate the value of future business transactions and the value of assets and liabilities that are part of CIT’s overall value but are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include customer base, operating lease equipment, premises and equipment, assets received in satisfaction of loans, and deferred tax balances. In addition, tax effects relating to the unrealized gains and losses (differences in estimated fair values and carrying values) have not been considered in these estimates and can have a significant effect on fair value estimates. The carrying amounts for cash and cash equivalents approximate fair value because they have short maturities and do not present significant credit risks. Credit-related commitments, as disclosed in Note 17 – “Commitments and Contingencies”, are primarily short-term variable-rate contracts whose terms and conditions are individually negotiated, taking into account the creditworthiness of the customer and the nature, accessibility and quality of the collateral and guarantees. Therefore, the fair value of credit-related commitments, if exercised, would approximate their contractual amounts.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. U.S. income taxes are generally not provided on undistributed earnings of foreign operations as such earnings are permanently invested. FIN 48 liabilities and tax reserves reflect open tax return positions, tax assessments received, tax law changes and third party indemnifications, and are included in current taxes payable, which is reflected in accrued liabilities and payables.

Effective January 1, 2007, management adopted Financial Accounting Standards Board FSP No. FAS 13-2, (“FAS 13-2”) “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction”. The Company applied FAS 13-2 to all its leveraged lease transactions under the transition provision of the interpretation. As a result of the adoption, a direct credit of $6.5 million after taxes reduced the Accumulated deficit as of January 1, 2007.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet to be recognized in the financial statements. The Company applied FIN 48 to all its tax positions, including tax positions taken and those expected to be taken, under the transition provision of the interpretation. As a result of the adoption, a direct charge for $6.4 million increased the Accumulated deficit as of January 1, 2007. As of the date of adoption and after the impact of recognizing the increase in liability noted above, the Company’s

Item 8: Financial Statements and Supplementary Data PAGE 11

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

unrecognized tax benefits totaled $211.0 million, the recognition of which would affect the annual effective income tax rate. During the twelve months ended December 31, 2007, the Company recognized approximately $8.0 million net decrease in the liability for uncertain tax positions, offset by a $14.2 million increase attributable to foreign currency revaluation. Of the $8.0 million net decrease, a $28.0 million decrease in the liability for uncertain tax positions was included in continuing operations with a $20.0 million increase in the liability for uncertain tax positions in discontinued operation.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense. In conjunction with the adoption of FIN 48, the Company recognized approximately $48.7 million for the payment of interest and penalties at January 1, 2007, which is included as a component of the $211.0 million unrecognized tax benefit noted above. During the twelve months ended December, 2007, the Company recognized approximately $1.8 million net decrease in potential interest and penalties associated with uncertain tax positions offset by a $7.6 million increase attributable to foreign currency revaluation. After the impact of recognizing the net increase in liability and interest noted above, the Company’s unrecognized tax benefits totaled $223.0 million, the recognition of which would affect the annual effective tax rate. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. The Company anticipates that it is reasonably possible that the total unrecognized tax benefits will decrease due to the settlement of audits and the expiration of statute of limitations prior to December 31, 2008 in the range of $20-$40 million. See Note 15 - Income Taxes, for additional disclosures.

Other Comprehensive Income/Loss

Other comprehensive income/loss includes unrealized gains on securitization retained interests and other available-for-sale investments, foreign currency translation adjustments pertaining to both the net investment in foreign operations and the related derivatives designated as hedges of such investments, the changes in fair values of derivative instruments designated as hedges of future cash flows and certain pension and post-retirement benefit obligations. Amounts are recognized net of tax to the extent applicable.

Foreign Currency Translation

CIT has operations in Canada, Europe and several other countries outside the United States. The functional currency for these foreign operations is generally the local currency. The value of the assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates effective during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in accumulated other comprehensive income. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in net income.

Other Income

Other income is recognized in accordance with relevant authoritative pronouncements and includes the following: (1) factoring commissions, (2) commitment, facility, letters of credit, advisory and syndication fees, (3) servicing fees, including servicing of securitized loans, (4) gains and losses from sales of leasing equipment and sales and syndications of finance receivables, (5) gains from and fees related to securitizations including accretion related to retained interests (net of impairment), (6) equity in earnings of joint ventures and unconsolidated subsidiaries, and (7) gains and losses related to certain derivative transactions.

Pension and Other Post-retirement Benefits

CIT has a number of funded and unfunded noncontributory defined benefit pension plans covering certain of its U.S. and non-U.S. employees, each of which is designed in accordance with the practice and regulations in the countries concerned. The Company adopted SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans –an amendment of FASB Statements No. 87, 88, 106, and 132R” on a prospective basis effective December 31, 2006, which requires recognition of the funded status of a benefit plan, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet. It also requires the Company to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credit that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS 87.

Earnings per Share

Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. In 2006 and 2005 where net income was positive, diluted EPS includes the potential impact of dilutive securities, including stock options and restricted stock grants. The dilutive effect of stock options is computed using the treasury stock method, which assumes the repurchase of common shares by CIT at the average market price for the period. In 2007, our net loss had the effect of making these dilutive securities anti-dilutive for EPS calculation.

Stock-Based Compensation

On January 1, 2006, the Company adopted the revision to SFAS No. 123, “Share-Based Payment” (“FAS 123R”), which requires the recognition of compensation expense for all stock-based compensation plans. As a result, salaries and general operating expenses for 2007 and 2006 include compensation expense related to employee stock option plans and employee stock purchase plans. The Company utilized the modified prospective transition method in the adoption of FAS 123R and compensation expense is recognized over the vesting period (requisite service period), generally three years, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. The compensation expense assumes a 4% annual forfeiture rate for employees who are not executive officers and 1% annual forfeiture rate for executive officers.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting for Costs Associated with Exit or Disposal Activities

A liability for costs associated with exit or disposal activities, other than in a business combination, is recognized when the liability is incurred. The liability is measured at fair value, with adjustments for changes in estimated cash flows recognized in earnings.

Consolidated Statements of Cash Flows

Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash maintained for liquidity purposes. The Company maintains its cash balances principally at financial institutions located in the United States and Canada. The balances are not insured. Cash and cash equivalents include amounts at CIT Bank, a Utah industrial bank, which are only available for the bank’s funding and investment requirements pursuant to the bank’s charter. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows, as their original term is generally less than 90 days.

Cash receipts and cash payments resulting from purchases and sales of loans, securities, and other financing and leasing assets are classified as operating cash flows when these assets are originated/acquired and designated specifically for resale. Cash receipts resulting from sales of loans, beneficial interests and other financing and leasing assets that were not specifically originated/acquired and designated for resale are classified as investing cash inflows.

Accounting Pronouncements

On December 4, 2007, the Financial Accounting Standards Board (FASB) issued SFAS No 141 (revised 2007), “Business Combinations” (SFAS 141R). SFAS 141R modifies the accounting for business combinations and requires, with limited exceptions, the acquiring entity in a business combination to recognize 100 percent of the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date fair value. In addition, SFAS 141R limits the recognition of acquisition-related restructuring liabilities and requires the following: the expensing of acquisition-related and restructuring costs and the acquirer to record contingent consideration measured at the acquisition date fair value. SFAS 141R is effective for new acquisitions consummated on or after January 1, 2009. Early adoption of SFAS 141R is not permitted. The Company is currently evaluating the effect of this standard.

On December 4, 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 requires all entities to report noncontrolling (i.e. minority) interests in subsidiaries as equity in the Consolidated Financial Statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. SFAS 160 also requires expanded disclosure that distinguishes between the interests of a parent’s owners and the interests of a noncontrolling owners of a subsidiary. SFAS 160 is effective for the Company’s financial statements for the year beginning on January 1, 2009 and early adoption is not permitted. The adoption of SFAS 160 is not expected to have a material impact on the Company’s financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between two market participants on the measurement date. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material effect on the Company’s financial statements. For additional information on fair value of certain financial assets and liabilities, see “Fair Value of Financial Instruments” in this Note, and Note 19 – Fair Value of Financial Instruments.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to selectively elect fair value measurement for financial assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material effect on the Company’s financial statements.

Discontinued Operation

In June 2008, management contractually agreed to sell the Company’s home lending assets, including the home mortgage and manufactured housing portfolios and the related servicing operations. The sale of assets and the assignment of liabilities were completed in early July 2008 with the receipt of $1.7 billion of the total $1.8 billion in cash consideration. The final amounts are expected to be received upon transfer of servicing, expected to occur by February 2009. In conjunction with the sales, transition services will be provided to the purchaser on a revenue neutral basis (at our estimated cost). CIT is not required to repurchase any of the home lending or manufactured housing receivables contemplated in these sales.

The operating results and the assets and liabilities of the discontinued operation, which formerly comprised the Home Lending segment, are presented separately in the Company’s Consolidated Financial Statements. Summarized financial information for the discontinued home lending business is shown below. Prior period balances have been restated to present the operations of the home lending business as a discontinued operation.

In connection with the classification of the home lending business as a discontinued operation, certain interest expense on debt not assumed by the purchasers and indirect operating expenses that previously had been allocated to the Home Lending segment, have instead been allocated to Corporate & Other as part of continuing operations and are not included in the summary of discontinued operation as presented in the table below. These are expenses that will continue to be incurred by the Company after the disposition, but before any corresponding expense reduction or elimination actions. The total incremental pretax amounts of interest and indirect overhead expense remaining in continuing operations on this basis is $199.3 million, $137.9 million and $73.8 million for the years ended December 31, 2007, 2006 and 2005.

Item 8: Financial Statements and Supplementary Data PAGE 13

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense allocated to discontinued operation corresponds to debt of $6.1 billion, representing the secured financing assumed by the buyer of $4.4 billion, and the bank facility debt repaid on July 30, 2008. Salaries and general operating expenses included in discontinued operation consists of direct expenses of the home lending business that are separate from ongoing CIT operations and will not continue post disposal.

Discontinued Operation Income Statement Balances (dollars in millions)

	2007	2006	2005
Net finance revenue	380.6	315.5	232.6
Other income	(19.3)	57.3	31.8
Valuation allowance for receivables held for sale	(1,248.9)	–	(20.0)
Provision for credit losses	(352.0)	(62.4)	(51.7)
Salaries and general operating expenses	(128.7)	(106.5)	(142.4)
Pretax (loss) income from discontinued operation	(1,368.3)	203.9	50.3
Benefit (provision) for income taxes	495.3	(83.6)	(19.7)
(Loss) income from discontinued operation	(873.0)	120.3	30.6

The individual assets and liabilities of the discontinued home lending operation are combined in the captions “Assets of discontinued operation” and “Liabilities of discontinued operation” in the consolidated Balance Sheet. The carrying amounts of the major classes of assets and liabilities included as part of the discontinued business are presented in the following table:

Discontinued Operation Balance Sheet (dollars in millions)

	2007	2006
Assets:
Cash and cash equivalents(1)	$39.8	$65.8

Finance receivables	9,114.3	10,101.3
Reserve for credit losses	(250.0)	(82.1)

Net finance receivables	8,864.3	10,019.2
Other assets	404.5	302.1

Total assets	$9,308.6	$10,387.1

Liabilities:
Variable-rate non-recourse secured borrowings	$4,785.9	$–
Other liabilities	52.3	100.0

Total liabilities	$4,838.2	$100.0

(1)	Restricted in conjunction with securitization transactions.

The fair value of net finance receivables was $8,124.2 million and $9,673.9 million at December 31, 2007 and 2006. The fair value of the secured borrowing was $4,726.2 million. All other balances approximate fair value.

NOTE 2 – FINANCE RECEIVABLES

The following table presents finance receivables by loans and lease receivables and certain components thereto, as well as finance receivables previously securitized and still serviced by CIT.

December 31, (dollars in millions)

	2007	2006
Loans	$42,815.4	$37,290.6
Leases	10,945.5	7,913.0

Finance receivables	$53,760.9	$45,203.6
Finance receivables securitized and managed by CIT	$5,630.7	$5,419.6

Unearned income	$(3,757.3)	$(3,498.4)
Equipment residual values	2,103.9	1,937.7
Leverage leases(1)	434.4	496.3
Pledged or Encumbered
Consumer (student lending)	$9,079.4	$4,031.1
Trade Finance (factoring)	5,222.8	–
Other(2)	2,123.4	280.5

Finance receivables pledged or encumbered	$16,425.6	$4,311.6

(1)	Leveraged leases are presented net of third party non-recourse debt payable of $625.9 million and $860.3 million at December 31, 2007 and 2006.

(2)	Other includes $1.5 billion of acquisition financing, a secured borrowing related to an energy finance project and financing (related to $262 million of commercial loans) executed via total return swap, under which CIT retains control of, and the full risk related to, these loans.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the contractual maturities of finance receivables by respective fiscal period.

December 31, (dollars in millions)

	2007		2006
Due Within Year:
1	$13,881.0	25.8%	$12,710.4	28.1%
2	6,477.6	12.0%	4,872.6	10.8%
3	5,862.8	10.9%	4,364.3	9.7%
4	5,582.6	10.4%	3,558.4	7.9%
5	5,208.3	9.7%	4,140.9	9.2%
Thereafter	16,748.6	31.2%	15,557.0	34.3%

Total	$53,760.9	100.0%	$45,203.6	100.0%

The following table sets forth certain information regarding non-performing assets. Non-performing assets reflect both finance receivables on non-accrual status (primarily finance receivables that are ninety days or more delinquent) and assets received in satisfaction of loans (repossessed assets).

December 31, (dollars in millions)

	2007	2006
Non-accrual finance receivables	$477.5	$310.3
Assets received in satisfaction of loans	8.7	9.1

Total non-performing assets	$486.2	$319.4

Percentage of finance receivables	0.90%	0.71%

The following table contains information on finance receivables evaluated for impairment and the related reserve for credit losses. The Company excludes homogenous type loans such as consumer loans, small-ticket loans and lease receivables, short-term factoring customer finance receivables and certain other receivables from its universe of receivables evaluated for impairment as described in Note 1. Non-performing consumer balances totaled $8.5 million, $3.0 million and $1.0 million at December 31, 2007, 2006 and 2005.

At or for the Years Ended December 31, (dollars in millions)

	2007	2006	2005
Finance receivables considered for impairment	$249.7	$261.0	$302.5
Impaired finance receivables with allowance(1)	$145.1	$131.0	$229.7
Allowance(1)	$52.1	$53.4	$76.5
Impaired finance receivables with no specific allowance(2)	$104.6	$130.0	$72.8
Average monthly investment in impaired finance receivables	$219.4	$337.6	$315.5

(1)	Impaired finance receivables are those loans whose estimated fair value is less than the current recorded value. The allowance is the difference between these two amounts.

(2)	In these cases, the expected proceeds from collateral liquidation and cash flow sources is sufficient to recover receivable balances.

Item 8: Financial Statements and Supplementary Data PAGE 15

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – RESERVE FOR CREDIT LOSSES

The following table presents changes in the reserve for credit losses.

At or for the Years Ended December 31, (dollars in millions)

	2007	2006	2005
Balance, beginning of period	$577.1	$540.2	$553.8

Provision for credit losses	241.8	159.8	165.3
Reserves relating to acquisitions and other(1)	(64.6)	10.4	4.3

Net additions to the reserve for credit losses	177.2	170.2	169.6

Charged-off - finance receivables	(265.4)	(204.8)	(238.6)
Recoveries on finance receivables previously charged-off	85.4	71.5	55.4

Net credit losses	(180.0)	(133.3)	(183.2)

Balance, end of period	$574.3	$577.1	$540.2

Reserve for credit losses as a percentage of finance receivables	1.07%	1.28%	1.51%
Reserve for credit losses, excluding specific reserves, as a percentage
of finance receivables excluding guaranteed student loans(2)	1.21%	1.44%	1.53%

(1)	Amounts reflect reserve reductions for portfolio sales and reserves established for estimated losses inherent in portfolios acquired through purchases or business combinations, as well as foreign currency translation adjustments.

(2)	Loans guaranteed by the U.S. government are excluded from the calculation.

NOTE 4 – OPERATING LEASE EQUIPMENT

The following table provides an analysis of the net book value (net of accumulated depreciation of $2.8 billion at December 31, 2007 and $2.5 billion at December 31, 2006) of operating lease assets, by equipment type.

December 31, (dollars in millions)

	2007	2006
Commercial aircraft (including regional aircraft)	$7,190.0	$6,283.7
Railcars and locomotives	3,784.7	3,470.1
Information technology	262.7	332.3
Office equipment	453.4	253.0
Communications	231.8	211.6
Medical equipment, machinery and other	687.9	467.2

Total(1)	$12,610.5	$11,017.9

(1)	Includes equipment off lease of $396.8 million and $159.1 million at December 31, 2007 and 2006.

Rental income on operating leases, which is included in finance revenue, totaled $2.0 billion, $1.8 billion and $1.5 billion for the years ended December 31, 2007, 2006 and 2005. The following table presents future minimum lease rentals due on non-cancelable operating leases at December 31, 2007. Excluded from this table are variable rentals calculated on the level of asset usage, releasing rentals, and expected sales proceeds from remarketing operating lease equipment at lease expiration, all of which are components of operating lease profitability.

Years Ended December 31, (dollars in millions)

2007
2008	$1,635.6
2009	1,285.3
2010	913.4
2011	638.5
2012	424.8
Thereafter	833.3

Total	$5,730.9

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONCENTRATIONS

The following table summarizes the geographic and industry compositions (by obligor) of financing and leasing portfolio assets.

December 31, (dollars in millions)

	2007		2006
Geographic	Amount	Percent	Amount	Percent
Northeast	$12,572.5	18.5%	$10,642.0	18.4%
Midwest	11,116.3	16.4%	10,014.5	17.3%
West	10,189.6	15.0%	9,135.4	15.8%
Southeast	8,211.9	12.1%	7,897.7	13.7%
Southwest	5,849.2	8.6%	5,753.2	10.0%

Total U.S.	47,939.5	70.6%	43,442.8	75.2%
Canada	4,841.1	7.2%	3,823.3	6.6%
Other international	15,016.9	22.2%	10,534.5	18.2%

Total	$67,797.5	100.0%	$57,800.6	100.0%

December 31, (dollars in millions)

	2007		2006
Industry	Amount	Percent	Amount	Percent
Student Lending(1)	$11,585.0	17.1%	$8,772.7	15.2%
Manufacturing(2)	9,923.5	14.6%	8,383.3	14.5%
Commercial airlines (including regional airlines)	8,625.8	12.7%	7,344.0	12.7%
Retail(3)	7,225.6	10.7%	6,759.0	11.7%
Service industries	5,282.7	7.8%	3,966.4	6.8%
Healthcare	4,223.1	6.2%	3,388.4	5.9%
Transportation(4)	3,138.8	4.6%	3,063.9	5.3%
Wholesaling	1,889.9	2.8%	2,485.0	4.3%
Communications	1,625.3	2.4%	1,367.0	2.4%
Energy and utilities	1,595.2	2.4%	1,776.9	3.1%
Finance and insurance	1,583.8	2.3%	896.5	1.5%
Other (no industry greater than 2%)	11,098.8	16.4%	9,597.5	16.6%

Total	$67,797.5	100.0%	$57,800.6	100.0%

(1)	In late 2007, we ceased originating new private student loans. However, the portfolio is expected to grow approximately $200 million in 2008 due to existing funding commitments. Loans to students at the top 5 institutions represent approximately 50% of the portfolio at December 31, 2007. Includes amounts financed to students of a private pilot training school that filed for bankruptcy in 2008. See Note 27 for additional information.

(2)	Includes manufacturers of apparel (1.9%), followed by food and kindred products, steel and metal products, industrial machinery and equipment, transportation equipment, electronic equipment, printing, textiles, and other industries.

(3)	Includes retailers of apparel (4.1%) and general merchandise (4.1%).

(4)	Includes rail, bus, over-the-road trucking industries and business aircraft.
Item 8: Financial Statements and Supplementary Data PAGE 17

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – RETAINED INTERESTS IN SECURITIZATIONS

The Company securitizes loans that may be serviced by the Company or the other parties. With each securitization, the company may retain all or a portion of the securities, subordinated tranches, interest-only strips and in some cases, cash reserve accounts, all of which constitute retained interests. Retained interests in securitizations are designated as available for sale and include the following:

December 31, (dollars in millions)

	2007	2006
Retained interests in loans:
Retained subordinated securities(1)	$493.0	$295.8
Interest-only strips	426.0	395.5
Cash reserve accounts	251.0	318.7

Total	$1,170.0	$1,010.0

(1)	2007 balance includes $6.8 million retained interest in a collateralized loan obligation.

The following table summarizes the net accretion recognized in pretax earnings, the related impairment charges, and unrealized after-tax gains, reflected as a part of accumulated other comprehensive income.

Years Ended December 31, (dollars in millions)

	2007	2006	2005
Net accretion in pre-tax earnings	$91.5	$92.4	$87.1
Impairment charges, included in net accretion	$(10.1)	$2.1	$(2.8)
Unrealized after tax gains	$7.8	$18.4	$17.0

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the key assumptions used in measuring the retained interest carrying value of the securitization transactions outstanding at the end of 2007. Weighted average prepayment speed is based on a constant prepayment rate which expresses payments as a function of the declining amount of loans at a compound annual rate. Weighted average expected credit losses are expressed as annual loss rates:

	Consumer Technology Leases	Vendor Finance	Small Business Lending
Weighted-average life (in years)	1.4	1.4	3.7
Weighted average prepayment speed	44.50%	8.70%	16.89%
Impact on fair value of 10% adverse change	$(34.3)	$(0.6)	$(1.4)
Impact on fair value of 20% adverse change	(63.5)	(1.2)	(2.7)
Weighted average expected credit losses(1)	–	0.93%	2.48%
Impact on fair value of 10% adverse change	$–	$(4.1)	$(2.3)
Impact on fair value of 20% adverse change	–	(8.2)	(4.7)
Weighted average discount rate	8.20%	9.09%	14.00%
Impact on fair value of 10% adverse change	$(7.7)	$(4.6)	$(0.5)
Impact on fair value of 20% adverse change	(15.2)	(9.0)	(0.9)
Retained subordinated securities	$210.3	$233.7	$49.6
Interest only securities	368.4	52.2	5.4
Cash reserve accounts	142.8	89.3	11.5

Carrying value	$721.5	$375.2	$66.5

The following summarizes the key assumptions used in measuring the retained interests as of the date of securitization for transactions completed in 2007.
Weighted average prepayment speed	37.39%	9.06%	16.76%
Weighted average expected credit losses(1)	0.00%	0.67%	2.27%
Weighted average discount rate	8.63%	9.00%	14.00%
Weighted average life (in years)	1.47	1.69	3.88

(1)	The weighted average expected credit losses with respect to Consumer Technology Leases are zero, based on a contractual recourse agreement with a third party originator of these assets.

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent or 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without giving effect to any other assumption changes. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

Item 8: Financial Statements and Supplementary Data PAGE 19

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes static pool credit losses for public securitizations by year of issuance. Static pool credit losses represent the sum of actual losses (life-to-date) and projected future credit losses, divided by the original balance of each of the respective asset pools in the securitizations. There was no public securitization consummated in 2007.

	2007	2006	2005
Actual and projected losses at:
December 31, 2007	N/A	1.15%	1.12%
December 31, 2006		0.97%	1.42%
December 31, 2005			1.54%

The table that follows summarizes the roll-forward of retained interest balances and cash flows received from and paid to securitization trusts.

Years Ended December 31, (dollars in millions)

	2007	2006	2005
Retained Interests
Retained interest at beginning of period	$1,010.0	$1,078.4	$1,045.4
New sales	864.1	634.4	683.0
Distributions from trusts	(762.5)	(804.3)	(770.1)
Change in fair value	(17.4)	0.8	13.8
Other, including net accretion, and clean-up calls	75.8	100.7	106.3

Retained interest at end of period	$1,170.0	$1,010.0	$1,078.4

Cash Flows During the Periods
Proceeds from new securitizations	$3,380.1	$2,943.8	$3,543.9
Other cash flows received on retained interests	760.1	804.3	760.8
Servicing fees received	56.8	59.0	58.8
Reimbursable servicing advances, net	6.9	1.4	8.2
Repurchases of delinquent or foreclosed assets and ineligible contracts	(10.9)	(13.8)	(11.6)
Purchases of contracts through clean-up calls	(113.6)	(310.4)	(287.5)

Total, net	$4,079.4	$3,484.3	$4,072.6

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net charge-offs and accounts past due 60 days or more, on both an owned portfolio basis and managed receivable basis.

At or for the year ended December 31, (dollars in millions)

	2007		2006		2005
Net Charge-offs of Finance Receivables
Commercial	$126.9	0.32%	$119.5	0.36%	$174.0	0.57%
Consumer	53.1	0.49%	13.8	0.19%	9.1	0.22%

Total	$180.0	0.35%	$133.3	0.33%	$183.1	0.52%

Net Charge-offs of Managed Receivables
Commercial	$158.3	0.35%	$144.0	0.37%	$206.2	0.55%
Consumer	53.1	0.49%	13.8	0.19%	9.1	0.22%

Total	$211.4	0.38%	$157.8	0.34%	$215.3	0.52%

Finance Receivables Past Due 60 Days or More
Commercial	$611.7	1.47%	$443.9	1.23%	$402.0	1.32%
Consumer	600.8	4.93%	407.9	4.52%	135.5	2.53%

Total	$1,212.5	2.26%	$851.8	1.88%	$537.5	1.50%

Managed Receivables Past Due 60 Days or More
Commercial	$803.4	1.68%	$581.1	1.23%	$509.7	1.34%
Consumer	600.8	4.88%	407.9	4.36%	135.5	2.42%

Total	$1,404.2	2.32%	$989.0	1.90%	$645.2	1.48%

NOTE 7 – OTHER ASSETS

The following table presents the components of other assets.

December 31, (dollars in millions)

	2007	2006
Other Assets
Receivables from derivative counterparties	$1,097.0	$540.5
Deposits on commercial aerospace flight equipment	821.7	719.0
Accrued interest and dividends	703.5	520.9
Equity and debt investments	376.2	46.3
Investments in and receivables from non-consolidated subsidiaries	233.8	535.7
Repossessed assets and off-lease equipment	226.6	124.1
Furniture and fixtures	190.8	172.1
Prepaid expenses	131.4	99.2
Miscellaneous receivables and other assets	1,026.1	731.7

	$4,807.1	$3,489.5

NOTE 8 – DEBT

Commercial Paper

The following table presents data on commercial paper borrowings.

At or for the year ended December 31, (dollars in millions)

	2007	2006
At year end:
Borrowing outstanding	$2,822.3	$5,365.0
Weighted average interest rate	5.59%	5.33%
Weighted average number of days to maturity	23 days	57 days
For the year ended:
Daily average borrowings	$5,171.8	$4,757.9
Maximum amount outstanding	$7,131.4	$6,094.3
Weighted average
interest rate	5.40%	5.03%

Item 8: Financial Statements and Supplementary Data PAGE 21

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable and Fixed-rate Senior Unsecured Notes

The consolidated weighted average interest rates on variable-rate senior notes at December 31, 2007 and December 31, 2006 were 5.09% and 5.32%, respectively. Fixed-rate senior debt outstanding at December 31, 2007 matures at various dates through 2036. The consolidated weighted-average interest rates on fixed-rate senior debt at December 31, 2007 and December 31, 2006 were 5.30% and 5.28%, respectively. Foreign currency-denominated debt (stated in U.S. Dollars) totaled $9,731.4 million at December 31, 2006, of which $7,121.1 million was fixed-rate and $2,610.3 million was variable-rate. Foreign currency-denominated debt (stated in U.S. Dollars) totaled $10,580.0 million at December 31, 2007, of which $7,602.7 million was fixed-rate and $2,977.3 million was variable-rate.

The following tables present total variable-rate and fixed-rate term debt.

December 31, (dollars in millions)

Variable-Rate Term Debt	2007	2006

Due in 2007	$–	$5,103.4
Due in 2008(1)	7,377.0	6,367.9
Due in 2009	5,956.4	3,890.6
Due in 2010	1,918.8	819.9
Due in 2011	2,238.6	1,930.4
Due in 2012	1,052.1	302.1
Due after 2012	1,345.3	770.0

Total	$19,888.2	$19,184.3

(1)	CIT has $1.175 billion of AAA rated and $150 million of AA rated auction rate securities outstanding linked to seasoned student loan securitizations that reset every 28 days. Failed note auctions result in the Company paying an average rate of LIBOR plus 1.5% on the AAA rated securities and LIBOR plus 2.5% on the AA rated securities.

Fixed-Rate Term Debt	2007	2006

Due in 2007	$–	$4,163.4
Due in 2008 (rates ranging from 2.70% to 10.48%)	2,730.5	2,664.6
Due in 2009 (rates ranging from 3.35% to 10.48%)	1,785.9	1,410.6
Due in 2010 (rates ranging from 2.75% to 10.48%)	3,346.3	3,069.0
Due in 2011 (rates ranging from 4.25% to 10.48%)	3,787.2	3,461.7
Due in 2012 (rates ranging from 3.80% to 10.48%)	3,670.6	1,895.2
Due after 2012 (rates ranging from 4.45% to 7.80%)	14,157.1	12,442.6

Total	$29,477.6	$29,107.1

CIT maintains registration statements with the Securities and Exchange Commission (SEC) covering debt securities that the Company may sell in the future. At December 31, 2007, 4 billion euros of registered but unissued debt securities were available under a euro medium-term notes program, under which CIT may issue debt securities and other capital market securities in multiple currencies. In addition, CIT maintains an effective shelf registration with the SEC for the issuance of senior and subordinate debt, and other capital market securities that does not require a specific limit under SEC rules. The following table represents information on unsecured committed lines of credit at December 31, 2007, that can be drawn upon to support U.S. commercial paper borrowings.

(dollars in millions)

Expiration	Total	Drawn	Available

October 14, 2008(1)	$2,100.0	$ –	$2,100.0
April 14, 2009	2,100.0	–	2,100.0
April 13, 2010	2,100.0	–	2,100.0
December 6, 2011	1,000.0	–	1,000.0

Total credit lines	$7,300.0	$ –	$7,300.0

(1)	CIT has the ability to issue up to $400 million of letters of credit under the $2.1 billion facility expiring in 2008, which, if utilized, reduces available borrowings under this facility.

The credit line agreements contain clauses that permit extensions beyond the expiration dates upon written consent from the participating lenders. In addition to the above lines, CIT has undrawn, unsecured committed lines of credit of $175.5 million, which supports the Australia commercial paper program. Certain foreign operations utilize local financial institutions to fund operations. At December 31, 2007, local committed credit facilities totaled $495.6 million, of which $250.9 million was undrawn and available. CIT also has a $750 million, five-year letter of credit facility, primarily in conjunction with the factoring business. As of December 31, 2007, $308.0 million was undrawn and available under this facility.

The Company’s unsecured notes are issued under indentures containing certain covenants and restrictions on CIT. Among the covenants, which also apply to the credit agreements, is a negative pledge provision that limits the granting or permitting of liens on the assets owned by the holding company. In addition, the credit agreements also contain a requirement that CIT maintain a minimum net worth of $4.0 billion.

Non-recourse secured borrowings

Capital markets volatility in the second half of 2007 reduced the Company’s use of the unsecured debt and commercial paper markets. A higher proportion of funding was completed through the asset-backed markets. The Company raised approximately $8.4 billion of proceeds during the year from on-balance sheet financings including: $5.5 billion collateralized by student loans, $1.3 billion collateralized by factoring receivables and $1.6 billion secured by equipment loans and leases. These transactions do not meet the accounting (SFAS 140) requirements for sales treatment and are therefore recorded as non-recourse secured borrowings, with the proceeds reflected in Non-recourse, secured borrowings in the Consolidated Balance Sheet. The student lending business (“Student Loan Xpress”), is funded partially with Education Loan Backed Notes. Certain cash balances are restricted in conjunction with the student lending borrowings.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the secured borrowings. The consolidated weighted average interest rate on these secured borrowings at December 31, 2007 was 5.42%. Amounts do not include non-recourse borrowings related to leveraged lease transactions.

December 31, (dollars in millions)

	2007	2006
Due in 2007	$–	$1,002.8
Due in 2008	2,473.7	2.8
Due in 2009	1,078.8	274.9
Due in 2010	698.3	–
Due in 2011	546.4	–
Due in 2012	405.2	–
Due after 2012	7,442.0	3,118.0

Total	$12,644.4	$4,398.5

Junior Subordinated Notes

During 2007, the Company issued $750 million junior subordinated notes. Interest on the notes will accrue from and including the original issue date up to, but not including, March 15, 2017 at a fixed rate equal to 6.10% per year, payable semi-annually in arrears on March 15 and September 15 of each year. Subsequently, interest on the notes will accrue at an annual rate equal to three-month LIBOR plus a margin equal to 1.815% (181.5 basis points), payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2017. The notes will be subordinate in right of payment of all senior and subordinated indebtedness and will be effectively subordinated to all indebtedness of CIT subsidiaries, except for any indebtedness that explicitly ranks on parity with these notes.

The terms of the outstanding junior subordinated notes restrict the Company’s ability to pay dividends on common stock if and so long as CIT does not pay all accrued and unpaid interest on its junior subordinated notes, in full when due. Further, CIT is prohibited from paying interest on the junior subordinated notes if, among other things, the average four quarters fixed charge ratio is less than or equal to 1.10 on the thirtieth day prior to the interest payment date. The average four quarters fixed charge ratio is defined as (a) the sum, for the Company’s most recently completed four fiscal quarters, of the quotient of (x) our earnings (excluding income taxes, interest expense, extraordinary items, goodwill impairment and amounts related to discontinued operation) and (y) interest expense plus preferred dividends, divided by (b) four. The average fixed charge ratio was below 1.10 at December 31, 2007. Notwithstanding the foregoing, CIT may pay such interest to the extent of any net proceeds that we have received from the sale of common stock during the 90 days prior to the 180 days prior to the interest payment date.

Mandatory Convertible Debt

In October 2007, the Company issued 27.6 million mandatorily convertible equity units with a stated amount of $25 each, for proceeds totaling $690 million. Each equity unit consists of a contract to purchase CIT common stock and a 2.5% beneficial ownership interest in a $1,000 principal amount senior note due November 15, 2015. The Company is obligated to pay holders of the equity units quarterly at a rate of 0.25% per year of the stated amount of $25, or $0.0625 per year. Under the purchase contract, holders are required to purchase CIT common stock no later than November 17, 2010. The equity units are convertible into common stock at any time prior to November 17, 2010 at the option of the holder. Until settlement of a purchase contract, the shares of CIT stock underlying each purchase contract are not outstanding, and the holder of the purchase contract is not entitled to any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

On the purchase date, the market price per share of common stock in relation to the reference price will determine how many shares of stock each equity unit holder will receive. The shares to be delivered will be based on the following conversion table:

Applicable Market Value of Common Shares	Conversion Rate
Less than or equal to $34.98	0.7147 shares
Between $34.98 and $42.00	# of shares = $25.00 divided by market value
Equal to or greater than $42.00	0.5952 shares

Item 8: Financial Statements and Supplementary Data PAGE 23

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – DEPOSITS

The following table presents data on deposit balances.

(dollars in millions)

	2007	2006
Deposits Outstanding at December 31,	$2,745.8	$2,399.6
Weighted average interest rate	5.37%	5.33%
Weighted average number of days to maturity	504 days	580 days

	2007	2006
Daily average deposits for the years ended December 31,	$3,151.3	$1,326.4
Maximum amount outstanding	$3,451.4	$2,399.6
Weighted average interest rate for the year	4.90%	5.08%

	December 31, 2007	December 31, 2006
Due in 2007	$–	$905.9
Due in 2008 (weighted average rate 5.43%)	1,397.1	945.3
Due in 2009 (weighted average rate 5.32%)	729.1	352.6
Due in 2010 (weighted average rate 5.27%)	335.5	74.8
Due in 2011 (weighted average rate 5.26%)	124.8	69.5
Due in 2012 (weighted average rate 5.35%)	55.3	51.5
Due after 2012 (weighted average rate 5.37%)	104.0	–

Total	$2,745.8	$2,399.6

NOTE 10 – DERIVATIVE FINANCIAL INSTRUMENTS

Upon executing a derivative contract, the Company designates the derivative as either held for trading, an economic hedge not designated as a SFAS 133 hedge, or a qualifying SFAS 133 hedge. The designation may change based upon management’s reassessment or changing circumstances. Derivatives utilized by the Company principally include swaps and forward settlement contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. CIT also executes interest rate swaps with customers (and offsetting swaps with financial institutions) in connection with certain lending arrangements. In addition, the Company utilizes credit derivatives to manage the credit risk associated with its loan portfolio. For additional information see Note 1 Summary of Significant Accounting Policies.

The fair value of the Company’s derivative contracts is reflected net of cash paid or received pursuant to credit support agreements and is reported on a net-by-counterparty basis in the Company’s consolidated statements of financial condition when management believes a legal right of setoff exists under an enforceable netting agreement. The fair value of derivative financial instruments, computed in accordance with the Company’s netting policy by counterparty, is set forth below:

December 31, (dollars in millions)

	2007		2006
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps	$199.3	$(294.8)	$134.1	$(273.8)
Cross currency swaps	862.5	(7.0)	368.0	(6.3)
Foreign currency forward exchange contracts	0.6	(298.7)	15.5	(79.6)
Commodity swap	–	–	6.3	–

Derivatives qualifying as SFAS 133 hedges	1,062.4	(600.5)	523.9	(359.7)
Non-qualifying derivatives	34.6	(65.3)	16.6	(20.0)

Total	$1,097.0	$(665.8)	$540.5	$(379.7)

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents additional information regarding qualifying SFAS 133 hedges, specifically the notional principal value of interest rate swaps by class and the corresponding hedged positions.

December 31, (dollars in millions)

2007 Notional	2006 Notional	Hedged Item	Hedge Classification
Variable rate to fixed rate swaps(1)
$ 9,744.8	$ 9,435.7	Cash flow variability associated with specific variable-rate debt	Cash flow
1,796.9	2,663.5	Cash flow variability related to forecasted commercial paper issuances	Cash flow

$11,541.7	$12,099.2

Fixed rate to variable rate swaps(2)
$12,920.9	$14,026.0	Specific fixed rate debt	Fair value

(1)	CIT pays a fixed rate of interest and receives a variable rate of interest. These swaps hedge the cash flow variability associated with forecasted commercial paper and specific variable rate debt.

(2)	CIT pays a variable rate of interest and receives a fixed rate of interest. These swaps hedge specific fixed rate debt instruments.

The following table presents the notional principal amounts of cross-currency swaps by class and the corresponding hedged positions.

December 31, (dollars in millions)

2007	2006	Hedged Item	Hedge Classification	Description
$4,026.5	$3,905.5	Foreign denominated debt	Foreign currency fair value	CIT pays a U.S. variable rate of interest and receives a variable foreign rate of interest. These swaps hedge the fair value changes in foreign currency associated with specific foreign denominated debt and are designated as foreign currency fair value hedges.
249.5	249.5	Foreign denominated fixed-rate debt	Foreign currency cash flow	CIT pays a U.S. fixed rate of interest and receives a fixed foreign rate of interest. These swaps hedge the currency and interest rate cash flow variability associated with payments on specific foreign denominated fixed rate debt and are designated as foreign currency cash flow hedges.
27.6	115.3	Foreign currency loans to subsidiaries	Foreign currency cash flow	CIT receives a U.S. fixed rate of interest and pays a fixed foreign rate of interest. These swaps hedge the currency cash flow variability associated with payments on specific fixed-rate foreign denominated inter-company receivables and are designated as foreign currency cash flow hedges.
–	4.9	Foreign currency loans to subsidiaries	Foreign currency fair value	CIT receives a U.S. variable rate of interest and pays a variable foreign rate of interest. These swaps hedge the fair value currency changes associated with specific foreign denominated variable rate intercompany receivables and are designated as foreign currency fair value hedges.

$4,303.6	$4,275.2

Item 8: Financial Statements and Supplementary Data PAGE 25

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CIT sells various foreign currencies forward. These contracts are designated as either cash flow hedges of specific foreign denominated inter-company receivables or as net investment hedges of foreign denominated investments in subsidiaries.

The following table presents the notional principal amounts of foreign currency forward exchange contracts and the corresponding hedged positions.

December 31, (dollars in millions)

2007	2006	Hedged Item	Hedge Classification
$1,394.4	$ 904.1	Foreign currency loans to subsidiaries	Foreign currency cash flow
3,853.8	4,205.9	Foreign currency equity investments in subsidiaries	Foreign currency net investment

$5,248.2	$5,110.0

The table that follows summarizes the nature and notional amount of economic hedges that do not qualify for hedge accounting under SFAS 133.

December 31, (notional dollars in millions)

2007 Notional	2006 Notional	Type of Swaps/Caps
$ 6,876.1	$1,365.1	Interest rate swaps
349.6	307.0	Cross-currency swaps
254.4	213.0	Foreign exchange forward contracts
3,184.1	946.8	Interest rate caps
168.0	128.0	Credit default swaps

$10,832.2	$2,959.9	Non-Hedge Accounting Derivatives—Continuing Operations

$10,688.0	$ –	Non-Hedge Accounting Derivatives—Discontinued Operation

Non-hedge Accounting Derivatives – Continuing Operations: The U.S. dollar interest rate swaps included in the table above relates to the following: (1) $4.2 billion in basis swaps executed in December 2007 in conjunction with secured borrowings collateralized by student loans, and (2) $2.5 billion in notional amount of interest rate swaps related to customer derivative programs at December 31, 2007. CIT has also extended $3.2 billion in interest rate caps in connection with its customer derivative program. The notional amounts of derivatives related to the customer program include both derivative transactions with CIT customers, as well as offsetting transactions with third parties with like notional amounts and terms.

CIT also has certain cross-currency swaps, certain U.S. and Canadian dollar interest rate swaps, and interest rate caps that are economic hedges of certain interest rate and foreign currency exposures.

CIT has entered into credit default swaps, with terms of 5 years, to economically hedge certain CIT credit exposures.

Non-hedge Accounting Derivatives – Discontinued Operation: The table above reflects $10.7 billion at December 31, 2007 in amortizing notional amount of interest rate swaps executed in conjunction with the 2007 third quarter on balance sheet securitization of home lending receivables, whereby, CIT and the bankruptcy remote securitization trust formed for the transaction each entered into offsetting swap transactions with a third party commercial bank.

In addition to the amount in the preceding table, CIT had $2.0 billion and $1.2 billion in notional amount of interest rate swaps outstanding with securitization trusts at December 31, 2007 and 2006 to protect the trusts against interest rate risk. CIT entered into offsetting swap transactions with third parties totaling $2.0 billion and $1.2 billion in notional amount at December 31, 2007 and 2006 to insulate the Company from the related interest rate risk.

Hedge ineffectiveness occurs in certain cash flow hedges, and was recorded as either an increase or decrease to interest expense as presented in the following table.

(dollars in millions)

	Ineffectiveness	Increase/Decrease to Interest Expense
Year ended December 31, 2007	$0.6	Decrease
Year ended December 31, 2006	$0.1	Decrease
Year ended December 31, 2005	$1.5	Increase

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – STOCKHOLDERS’ EQUITY

Preferred Stock

On July 26, 2005, the Company issued $500 million aggregate amount of Series A and Series B preferred equity securities. The key terms are as follows.

	Series A	Series B
Securities issued	Stated value $350 million, comprised of 14 million shares of 6.35% non-cumulative fixed rate preferred stock, $0.01 par value per share, with a liquidation value of $25.	Stated value $150 million, comprised of 1.5 million shares of 5.189% non-cumulative adjustable rate preferred stock, $0.01 par value per share, with a liquidation value of $100.
Dividends	Annual fixed-rate of 6.35%, payable quarterly, when and if declared by the Board of Directors. Dividends are non-cumulative.	Annual fixed-rate of 5.189%, payable quarterly, when and if declared by the Board of Directors, through September 15, 2010, and thereafter at an annual floating rate spread over a pre-specified benchmark rate. Dividends are non-cumulative.
Redemption/ maturity	No stated maturity date. Not redeemable prior to September 15, 2010. Redeemable thereafter at $25 per share at the option of CIT.	No stated maturity date. Not redeemable prior to September 15, 2010. Redeemable thereafter at $100 per share at the option of CIT.
Voting rights	No voting rights.	No voting rights.

The terms of the outstanding preferred stock restrict the Company’s ability to pay dividends on its common stock if and so long as CIT does not make distributions on our preferred stock, in full when due. Further, CIT is prohibited from declaring dividends on its preferred stock if, among other things, the average four quarters fixed charge ratio is less than or equal to 1.10 on the dividend declaration date or on the thirtieth day prior to the interest payment date, as the case may be. The average four quarters fixed charge ratio is defined as (a) the sum, for our most recently completed four fiscal quarters, of the quotient of (x) our earnings (excluding income taxes, interest expense, extraordinary items, goodwill impairment and amounts related to discontinued operation) and (y) interest expense plus preferred dividends, divided by (b) four. The average fixed charge ratio was below 1.10 at December 31, 2007. Notwithstanding the foregoing, CIT may declare such dividends to the extent of any net proceeds that CIT has received from the sale of common stock during the 90 days prior to the declaration of the dividend or the 180 days prior to the interest payment date. As discussed in Note 26, on January 23, 2008, CIT Group Inc. entered into an Underwriting Agreement with Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., pursuant to which CIT agreed to sell shares of its common stock for an aggregate purchase price of up to $31.5 million. As a result, the Company sold 1,281,519 shares on January 30, 2008 and satisfied the conditions necessary to permit the declaration and payment of preferred stock dividends payable February 29, 2008.

Common Stock

The following table summarizes changes in common stock outstanding for the respective periods.

	Issued	Less Treasury	Outstanding
Balance at December 31, 2006	213,555,940	(15,260,564)	198,295,376
Treasury shares purchased	–	(12,877,316)	(12,877,316)
Shares held to cover taxes on vesting restricted shares	–	(291,232)	(291,232)
Stock options exercised	–	2,879,016	2,879,016
Shares issued for acquisitions	–	726,206	726,206
Shares sold to allow preferred dividend payment	–	235,800	235,800
Employee stock purchase plan participation	–	123,516	123,516
Restricted and performance shares issued	834,237	–	834,237

Balance at December 31, 2007	214,390,177	(24,464,574)	189,925,603

Item 8: Financial Statements and Supplementary Data PAGE 27

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income/(Loss)

The following table details the components of accumulated other comprehensive income/(loss), net of tax.

December 31, (dollars in millions)

	2007	2006	2005
Changes in fair values of derivatives qualifying as cash flow hedges	$(96.6)	$34.2	$27.6
Foreign currency translation adjustments	319.1	132.2	73.5
Minimum pension liability adjustments	17.1	(2.5)	(3.2)
Unfunded pension liability(1)	(52.7)	(52.7)	–
Unrealized gain on available for sale equity and securitization investments	7.9	18.4	17.3

Total accumulated other comprehensive income	$194.8	$129.6	$115.2

(1)	The adoption of SFAS 158 at December 31, 2006 resulted in recording various unfunded post-retirement liabilities

The change in the fair values of derivatives qualifying as cash flow hedges related to variations in market interest rates, as these derivatives hedge the interest rate variability associated with an equivalent amount of variable-rate debt, including commercial paper. See Note 10 - Derivatives for additional information. The change in foreign currency translation adjustments balance during 2007 reflects the strengthening of various foreign currencies against the U.S. dollar, particularly the Canada dollar, British Pound and Euro, partially offset by corresponding hedging activity, on an after tax basis.

The components of the adjustment to Accumulated Other Comprehensive Income for derivatives qualifying as hedges of future cash flows are presented in the following table:

	Fair Value Adjustments of Derivatives	Income Tax Effects	Total Unrealized Gain (Loss)
Balance at December 31, 2005 – unrealized gain	$48.4	$(20.8)	$27.6
Changes in values of derivatives
qualifying as cash flow hedges	10.8	(4.2)	6.6

Balance at December 31, 2006 – unrealized gain	59.2	(25.0)	34.2
Changes in values of derivatives qualifying as cash flow hedges	(230.0)	99.2	(130.8)

Balance at December 31, 2007 – unrealized loss	$(170.8)	$74.2	$(96.6)

The unrealized loss as of and for the year ended December 31, 2007 reflects lower market interest rates since the inception of the hedges. The Accumulated Other Comprehensive Income (along with the corresponding swap asset or liability) will be adjusted as market interest rates change over the remaining lives of the swaps. Assuming no change in interest rates, approximately $39 million, net of tax, of the Accumulated Other Comprehensive Income as of December 31, 2007 is expected to be reclassified to earnings over the next twelve months as contractual cash payments are made.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – EARNINGS PER SHARE

The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented.

Years Ended December 31, (dollars in millions, except per share amount; shares in thousands)

	2007	2006	2005
Earnings / (Loss)
Net (loss) income from continuing operations, before preferred stock dividends	$792.0	$925.7	$918.5
(Loss) income from discontinued operation	(873.0)	120.3	30.6

Net (loss) income before preferred stock dividends	(81.0)	1,046.0	949.1
Preferred stock dividends	(30.0)	(30.2)	(12.7)

Net (loss) income (attributable) available to common stockholders	$(111.0)	$1,015.8	$936.4

Weighted Average Common Shares Outstanding
Basic shares outstanding	191,412	198,912	206,059
Stock-based awards(1)	2,515	4,199	4,675

Diluted shares outstanding	193,927	203,111	210,734

Basic Earnings Per Common Share
Income(loss) from continuing operations(2)	$3.98	$4.51	$4.39
(Loss) income from discontinued operation	(4.56)	0.60	0.15

Net (loss) income	$(0.58)	$5.11	$4.54

Diluted Earnings Per Common Share
Income(loss) from continuing operations(2)	$3.93	$4.41	$4.30
(Loss) income from discontinued operation	(4.50)	0.59	0.14

Net (loss) income	$(0.57)	$5.00	$4.44

(1)	Represents the incremental shares from in the money non-qualified stock options and restricted stock awards. Weighted average options and restricted shares that were excluded from the computation of diluted per share totaled approximately 12.7 million shares, 13.8 million shares and 16.0 million shares for the years ended December 31, 2007, 2006 and 2005, respectively, as their effect was anti-dilutive.

(2)	Amount is net of preferred stock dividends.

NOTE 13 – OTHER INCOME

The following table sets forth the components of other income.

Years Ended December 31, (dollars in millions)

	2007	2006	2005
Fees and other income	$493.2	$527.9	$489.9
Gains on receivable sales and syndication fees	234.0	260.4	131.2
Factoring commissions	226.6	233.4	235.7
Gains on sales of leasing equipment	117.1	122.8	91.9
Gains on securitizations	45.3	47.0	39.1
Gain on sale of Dell Financial Services joint venture	247.1	–	–
Gain on portfolio and asset dispositions	236.1	–	181.3
Gain on derivatives	–	–	43.1

Total other income	$1,599.4	$1,191.5	$1,212.2

Item 8: Financial Statements and Supplementary Data PAGE 29

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – SALARIES AND GENERAL OPERATING EXPENSES

The following table sets forth the components of salaries and general operating expenses.

Years Ended December 31, (dollars in millions)

	2007	2006	2005
Salaries and employee benefits	$845.6	$843.0	$644.2
Other operating expenses	544.0	433.1	327.2

Total	$1,389.6	$1,276.1	$971.4

NOTE 15 – INCOME TAXES

The (benefit)/provision for income taxes is comprised of the following.

Years Ended December 31, (dollars in millions)

	2007	2006	2005
Current federal income tax provision	$33.8	$23.6	$19.0
Deferred federal income tax (benefit)/provision	174.4	112.5	284.3

Total federal income taxes	208.2	136.1	303.3

Current state and local income taxes	19.2	36.6	37.0
Deferred state and local income taxes	27.7	(17.5)	25.8

Total state and local income taxes	46.9	19.1	62.8
Foreign income taxes	45.8	125.6	78.4

Income Tax Provision for Continuing Operations	$300.9	$280.8	$444.5

Discontinued Operation	$(495.3)	$83.6	$19.7

Total (benefit)/provision for income taxes	$(194.4)	$364.4	$464.2

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below.

December 31, (dollars in millions)

	2007	2006
Assets:
Net operating loss carry forwards	$730.2	$127.0
Provision for credit losses	217.8	216.9
Alternative minimum tax credits	242.2	157.0
Accrued liabilities and reserves	95.7	120.7
Other	233.0	192.3

Total deferred tax assets	1,518.9	813.9

Liabilities:
Operating leases	(1,138.3)	(1,010.3)
Leveraged leases	(171.1)	(366.3)
Loans and direct financing leases	(584.7)	(397.3)
Securitizations	(132.5)	(128.9)
Joint ventures	(52.4)	(16.4)
Other	(79.4)	(69.7)

Total deferred tax liabilities	(2,158.4)	(1,988.9)

Net deferred tax (liability)	$(639.5)	$(1,175.0)

At December 31, 2007, CIT had U.S. federal net operating losses of approximately $1,584.6 million, including $77.5 million acquired in the 2005 purchase of the Education Lending Group, which expire in various years beginning in 2023. In addition, CIT has gross deferred tax assets of approximately $214.6 million and $7.0 million related to state net operating losses (NOLs) and capital losses, respectively, that will expire in various years beginning in 2008. Federal and state operating losses may be subject to annual use limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under certain state laws. Management believes that CIT will have sufficient taxable income in future years and can avail itself of tax planning strategies in order to fully utilize the federal losses. Accordingly, CIT does not believe a valuation allowance is required with respect to these federal net operating losses. Based on management’s assessment as to realizability, the net deferred tax liability includes a valuation allowance of approximately $46.1 million and $10.4 million against the recorded deferred tax asset for state NOLs and capital losses at December 31, 2007 and 2006, respectively.

Deferred federal income taxes have not been provided on approximately $1,150.8 million of cumulative earnings of foreign subsidiaries that the Company has determined to be permanently reinvested. It is not practicable to estimate the amount of tax that might be payable on these permanently reinvested earnings.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Percentage of Pretax Income Years Ended December 31,

	2007	2006	2005
Federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit	2.8	1.0	3.0
Tax on international operations	(15.9)	(7.3)	(3.6)
Non-deductible goodwill impairment charge	9.2	–	–
Deferred tax release associated with aircraft transfers	(1.3)	(6.0)	(1.2)
Other	(2.3)	0.5	(0.7)

Effective Tax Rate—Continuing Operations	27.5%	23.2%	32.5%
Discontinued Operation	43.9%	2.6%	0.3%

Total Effective tax rate	71.4%	25.8%	32.8%

Pre-tax losses were $272.3 million for the year ended December 31, 2007, with a corresponding tax benefit of $194.4 million, results in a total effective tax rate of 71.4%. The higher tax rates (US federal and applicable state tax) when applied to the pre-tax losses associated with the significant, unusual items recorded in discontinued operation for the valuation adjustments and credit loss provisions related to the home lending assets generated the large tax benefit. The effective tax rate for continuing operations differs from the U.S. federal tax rate of 35% primarily due to state and local income taxes, foreign earnings taxed at lower rates and other tax benefits associated with our international operations, as well as permanent differences between book and tax treatment of certain items (including the goodwill impairment writedown).

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

December 31, (dollars in millions)

Balance at January 1, 2007	$211.0
Additions based on tax positions related to the current year	20.0
Additions based on tax positions related to prior years	13.6
Reductions for tax positions of prior years	(29.1)
Settlements and payments	(11.6)
Expiration of the statute of limitations	(2.7)
Foreign currency revaluation	21.8

Balance at December 31, 2007	$223.0

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase of $6.4 million in the liability for uncertain tax positions, which was accounted for as a decrease to the January 1, 2007 balance of retained earnings. As of the date of adoption and after the impact of recognizing the increase in liability noted above, the Company’s liability for uncertain tax positions totaled $211.0 million (comprised of unrecognized tax benefits and associated interest and penalties), the recognition of which would affect the effective tax rate. During the twelve months ended December 31, 2007, the Company recognized an approximate $9.8 million net decrease in the liability for unrecognized tax benefits and associated interest and penalty, offset by a $21.8 million increase attributable to foreign currency revaluation. Of the approximate $9.8 million net decrease, a $29.8 million net decrease in the liability for unrecognized tax benefits and associated interest and penalty was recorded in continuing operations with a $20 million increase in the liability for unrecognized tax benefits recorded in discontinued operation.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense. In conjunction with the adoption of FIN 48, the Company recognized approximately $48.7 million for the payment of interest and penalties at January 1, 2007, which is included as a component of the $211.0 million liability for uncertain tax positions noted above. During the twelve months ended December 31, 2007, the Company recognized an approximate $1.8 million net decrease in interest and penalties associated with uncertain tax positions, offset by a $7.6 million increase attributable to foreign currency revaluation.

After the impact of recognizing the net increase in liability and interest noted above, the Company’s unrecognized tax benefits totalled $223.0 million, the recognition of which would affect the effective tax rate. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. The Company anticipates that it is reasonably possible that the total unrecognized tax benefits will decrease due to the settlement of audits and the expiration of statute of limitations prior to December 31, 2008 in the range of $20 - $40 million.

The Company’s U.S. Federal income tax returns for 2002 through 2004 are currently under examination by the Internal Revenue Service. The audit of the 1997 through 2001 years is currently being reviewed, having been returned by Appeals to an examining agent for further development of the disputed issues. The Canadian tax authorities are considering issues to which the Company has filed objections or Voluntary Disclosure relating to the 1992 through 2002 tax years. In addition, the Company has subsidiaries in various states, provinces and countries that are currently under audit for

Item 8: Financial Statements and Supplementary Data PAGE 31

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

years ranging from 1997 through 2005. Management does not anticipate the resolution of these matters will result in a material change to its financial position or results of operations.

The Company, as required by regulation, has made payments totaling approximately $93 million (CAD) to Revenue Canada (“CRA”) in connection with disputed tax positions related to certain leasing transactions. The Company is engaged in settlement discussions with CRA with respect to these transactions, the outcome and timing of which is uncertain. These leasing transactions were originated by a predecessor prior to being acquired in a stock transaction by the Company. The predecessor shareholders provided an indemnification with respect to the tax attributes of these transactions. Management of the Company believes that the settlement of these transactions with CRA, or with the indemnitors, would not have a material impact on the Company’s financial position, cash flows or results of operations.

NOTE 16 – RETIREMENT, OTHER POSTRETIREMENT AND OTHER BENEFIT PLANS

Retirement and Postretirement Medical and Life Insurance Benefit Plans

CIT has a number of funded and unfunded noncontributory defined benefit pension plans covering certain of its U.S. and non-U.S. employees, each of which is designed in accordance with the practices and regulations in the countries concerned. Retirement benefits under the defined benefit pension plans are based on the employee’s age, years of service and qualifying compensation. CIT’s funding policy is to make contributions to the extent such contributions are not less than the minimum required by applicable laws and regulations, are consistent with our long-term objective of ensuring sufficient funds to finance future retirement benefits, and are tax deductible as actuarially determined. Contributions are charged to the salaries and employee benefits expense on a systematic basis over the expected average remaining service period of employees expected to receive benefits.

The largest plan is the CIT Group Inc. Retirement Plan (the “Plan”), which accounts for 72% of the total pension benefit obligation at December 31, 2007. The Plan covers U.S. employees of CIT who have completed one year of service and have attained the age of 21. The Company also maintains a Supplemental Retirement Plan for employees whose benefit in the Plan is subject to Internal Revenue Code limitations.

On January 2, 2007, CIT acquired Barclay’s UK and German vendor finance businesses. The acquisition included an unfunded defined benefit plan with a total benefit obligation of $16.0 million as at January 2, 2007. CIT accounted for this acquisition using the purchase accounting method. As such, the projected benefit obligation was recognized as a new liability on the balance sheet. The recognition of this liability, at the date of acquisition, resulted in the elimination of any (a) previously existing unrecognized net gain or loss, (b) unrecognized prior service cost and (c) unrecognized net transition obligation.

The Plan has a “cash balance” formula that became effective January 1, 2001, at which time certain eligible members had the option of remaining under the Plan formula as in effect prior to January 1, 2001. Under the cash balance formula, each member’s accrued benefits as of December 31, 2000 were converted to a lump sum amount, and every month thereafter, the balance is credited with a percentage (5% to 8% depending on years of service) of the member’s “Benefits Pay” (comprised of base salary, plus certain annual bonuses, sales incentives and commissions). These balances also receive periodic interest credits, subject to certain government limits. The interest credit was 4.78%, 4.73%, and 4.88% for the plan years ended December 31, 2007, 2006, and 2005, respectively. Prior to January 1, 2008, upon termination or retirement after five years of employment, the amount credited to a member is to be paid in a lump sum or converted into an annuity at the option of the member. The member may also elect to defer payment until age 65.

During the fourth quarter of 2006, CIT completed amendments to its non-qualified pension plans, generally to comply with IRS Section 409A regulations. Also, as of December 31, 2006 CIT has included the impact of reducing the vesting period of the Plan from five years to three years recognizing the impact of Pension Protection Act on “cash balance” formula plans. These amendments increased the benefit obligations of those plans by $25.6 million, and is being recognized ratably in earnings over the remaining service life of the plan participants.

CIT also provides certain healthcare and life insurance benefits to eligible retired U.S. employees. For most eligible retirees, the healthcare benefit is contributory and the life insurance benefit is noncontributory. Salaried participants generally become eligible for retiree healthcare benefits upon completion of ten years of continuous service after attaining age 50. Individuals hired prior to November 1999 become eligible for postretirement benefits after 11 years of continuous service after attaining age 44. Generally, the medical plan pays a stated percentage of most medical expenses, reduced by a deductible as well as by payments made by government programs and other group coverage. The retiree health care benefit includes a limit on CIT’s share of costs for all employees who retired after January 31, 2002. The plans are funded on a pay as you go basis.

The discount rate assumptions used for pension and postretirement benefit plan accounting reflect the prevailing rates available on high-quality, fixed-income debt instruments with maturities that match the benefit obligation. The rate of compensation used in the actuarial model for pension accounting is based upon the Company’s long-term plans for such increases, taking into account both market data and historical pay increases.

The disclosure and measurement dates included in this report for the Retirement and Postretirement Medical and Life Insurance Plans are December 31, 2007, 2006 and 2005.

The Company adopted SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” on a prospective basis effective December 31, 2006, which required recognition of the funded status of retirement and other postretirement benefit plans, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet. It also required the Company to recognize as a component of other comprehensive income,

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

net of tax, the gains or losses and prior service costs or credit that arise during the period but are not recognized as components of net periodic benefit cost.

The following tables set forth the change in benefit obligation, plan assets and funded status of the retirement plans as well as the net periodic benefit cost. All periods presented include amounts and assumptions relating to the Plan, the Supplemental Retirement Plan, an Executive Retirement Plan and various international plans.

Retirement Benefits

For the years ended December 31, (dollars in millions)

	2007	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of period	$376.7	$330.5	$314.5
Service cost	25.2	20.9	19.6
Interest cost	22.7	18.1	17.1
Amendments(1)	–	25.6	–
Actuarial (gain)/loss	(19.3)	(1.5)	3.3
Benefits paid	(10.5)	(6.6)	(5.9)
Acquisition/Transferred Liabilities	16.0	–	–
Plan settlements and curtailments	(23.0)	(13.6)	(18.2)
Termination benefits	0.7	0.6	2.3
Currency translation adjustment	2.6	2.7	(2.2)
Other	–	–	–

Benefit obligation at end of period	$391.1	$376.7	$330.5

Change in Plan Assets
Fair value of plan assets at beginning of period	$285.9	$272.1	$250.6
Actual return on plan assets	24.0	26.8	20.5
Employer contributions	16.5	5.6	26.1
Plan settlements	(20.9)	(13.6)	(18.0)
Benefits paid	(10.5)	(6.6)	(5.9)
Currency translation adjustment	0.3	1.6	(1.2)

Fair value of plan assets at end of period	$295.3	$285.9	$272.1

Reconciliation of Funded Status
Funded status	$(95.8)	$(90.8)	$(58.4)
Unrecognized net actuarial loss	–	–	62.0
Unrecognized prior service cost	–	–	–

Net amount recognized	$(95.8)	$(90.8)	$3.6

(1)	Company assets, which are not included in the retirement plan assets on the preceding tables, are earmarked for the non-qualified U.S. Executive pension plan obligation.

Amounts Recognized in the Consolidated Balance Sheets before adoption of SFAS 158
Prepaid benefit cost	$39.2	$52.9
Accrued benefit liability	(72.3)	(53.8)
Intangible asset	17.1	–
Accumulated other comprehensive loss	3.5	4.5

Net amount recognized	$(12.5)	$3.6

Item 8: Financial Statements and Supplementary Data PAGE 33

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retirement Benefits (continued)

For the years ended December 31, (dollars in millions)

	2007	2006	2005
After adoption of SFAS 158:
Assets	$–	$–
Liabilities	(95.8)	(90.8)

Net amount recognized	$(95.8)	$(90.8)

Amounts Recognized in Accumulated Other Comprehensive Income (AOCI) consist of:
Net actuarial loss	$29.0	$52.7
Prior service costs	22.7	25.6

Total AOCI (before taxes)	$51.7	$78.3

Change in AOCI Due to Adoption of SFAS 158 (before taxes)		$74.8

Weighted-average Assumptions Used to Determine Benefit Obligations at Period End
Discount rate	6.64%	5.93%	5.67%
Rate of compensation increase	4.39%	4.49%	4.25%
Weighted-average Assumptions Used to Determine Net Periodic Pension Cost for Periods
Discount rate	6.00%	5.67%	5.69%
Rate of compensation increase	4.45%	4.25%	4.25%
Expected long-term return on plan assets	7.92%	7.92%	7.93%
Components of Net Periodic Benefit Cost
Service cost	$25.2	$20.9	$19.6
Interest cost	22.7	18.1	17.1
Expected return on plan assets	(22.2)	(20.8)	(19.2)
Amortization of net loss	0.9	2.4	2.8
Amortization of prior service cost	2.7	–	–
Settlement and curtailment (gain)/loss	(0.3)	(0.1)	0.4
Termination benefits	0.7	0.6	2.3

Total net periodic expense	$29.7	$21.1	$23.0

Liabilities Acquired	$(16.0)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Net actuarial (gain) loss	$(23.3)
Recognized actuarial gain (loss)	(0.3)
Prior service cost (credit)	–
Recognized prior service (cost) credit	(2.9)
Initial net (asset)/obligation	–
Recognized initial net (asset)/obligation	–
Currency Translation Adjustment	(0.1)

Total recognized in other comprehensive income (before tax effects)	$(26.6)

Total recognized in net benefit cost and other comprehensive income (before tax effects)	$3.1

Amounts Expected to be Recognized in Net Periodic Cost in the Coming Year
Loss recognition	$0.4	$1.5
Prior service cost recognition	$2.7	$2.6

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2007, reductions in workforce resulted in a curtailment under the US Retirement and Supplemental plans and resulted in one time charges of $0.2 million. Obligations for these plans were re-measured during the third quarter using a 6.50% discount rate. The expense for the third and fourth quarters of 2007 reflect the re-measurement.

Special termination benefits in connection with the sale of CIT’s construction equipment leasing business in 2007 resulted in a one time charge for the US Retirement plan in the amount of $0.7 million.

Expected long-term rate of return assumptions for pension assets are based on projected asset allocation and historical and expected future returns for each asset class. Independent analysis of historical and projected asset class returns, inflation, and interest rates are provided by our investment consultants and reviewed as part of the process to develop our assumptions.

The accumulated benefit obligation for all defined benefit pension plans was $359.0 million, $330.2 million, and $286.8 million, at December 31, 2007, 2006, and 2005, respectively. Plans with accumulated benefit obligations in excess of plan assets relate primarily to non-qualified U.S. plans and certain international plans.

Retirement Benefits

For the years ended December 31, (dollars in millions)

	2007	2006	2005
Expected Future Cashflows
Expected Company Contributions in the following fiscal year	$8.7	$9.4	$3.5
Expected Benefit Payments
1st Year following the disclosure date	$44.2	$29.3	$24.2
2nd Year following the disclosure date	$27.4	$17.1	$14.4
3rd Year following the disclosure date	$29.9	$20.2	$14.2
4th Year following the disclosure date	$32.0	$20.0	$16.0
5th Year following the disclosure date	$33.2	$23.0	$16.4
Years 6 thru 10 following the disclosure date	$194.8	$155.4	$120.3
Pension Plan Weighted-average Asset Allocations
Equity securities	66.9%	64.5%	65.7%
Debt securities	24.9%	29.5%	28.3%
Real estate	–	–	–
Other	8.2%	6.0%	6.0%

Total pension assets	100.0%	100.0%	100.0%

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets
Projected benefit obligation	$108.6	$100.6	$71.6
Accumulated benefit obligation	$96.8	$84.6	$57.0
Fair value of plan assets	$15.0	$14.3	$10.9
Additional Information
(Decrease) increase in Minimum Liability Included in Other Comprehensive Income	$–	$(1.0)	$0.7

CIT maintains a “Statement of Investment Policies and Objectives” which specifies investment guidelines pertaining to the investment, supervision and monitoring of pension assets so as to ensure consistency with the long-term objective of ensuring sufficient funds to finance future retirement benefits. The policy asset allocation guidelines allow for assets to be invested between 55% to 70% in Equities and 25% to 45% in Fixed-Income investments. In addition, the policy guidelines allow for additional diversifying investments in other asset classes or securities such as Hedge Funds, Real Estate and Commodities, as approved by the Investment Committee. The policy provides specific guidance related to asset class objectives, fund manager guidelines and identification of both prohibited and restricted transactions, and is reviewed on a periodic basis by both the Investment Committee of CIT and the Plans’ external investment consultants to ensure the long-term investment objectives are achieved. Members of the Committee are appointed by the Chief Executive Officer of CIT and include the Chief Financial Officer, General Counsel, and other senior executives.

Item 8: Financial Statements and Supplementary Data PAGE 35

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There were no direct investment in equity securities of CIT or its subsidiaries included in the pension plan assets at December 31, 2007, 2006, and 2005, respectively. CIT expects to contribute $8.7 million to its pension plans and $4.1 million to its other postretirement benefit plans in 2008.

Company assets, which are not included in the retirement plan assets in the preceding tables, are earmarked for the non-qualified U.S. Executive pension plan obligation.

The following tables set forth data relating to postretirement plans.

Postretirement Benefits

For the years ended December 31, (dollars in millions)

	2007	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of period	$57.5	$62.4	$59.9
Service cost	2.2	2.2	2.2
Interest cost	3.3	3.3	3.2
Employee contributions	1.6	1.1	1.0
Actuarial loss	(9.3)	(6.4)	3.7
Net benefits paid	(6.0)	(5.1)	(6.8)
Retiree Drug Subsidy	0.3	–	–
Plan amendments	–	–	(0.8)

Benefit obligation at end of period	$49.6	$57.5	$62.4

Change in Plan Assets
Fair value of plan assets at beginning of period	$–	$–	$–
Net benefits paid	(6.0)	(5.1)	(6.8)
Employee contributions	1.6	1.1	1.0
Employer contributions	4.1	4.0	5.8
Other	0.3	–	–

Fair value of plan assets at end of period	$–	$–	$–

Reconciliation of Funded Status
Funded status	$(49.6)	$(57.5)	$(62.4)

Unrecognized prior service cost			(0.8)
Unrecognized net actuarial loss			18.4

Accrued cost			$(44.8)

Amounts Recognized in the Consolidated Balance Sheets
Before Adoption of SFAS 158:
Prepaid benefit cost		$–	$–
Accrued benefit liability		(47.3)	(44.8)
Intangible asset		–	–
Accumulated other comprehensive income		–	–

Net amount recognized		$(47.3)	$(44.8)

After Adoption of SFAS 158:
Assets	$–	$–
Liabilities	(49.6)	(57.5)

Net amount recognized	$(49.6)	$(57.5)

Amounts Recognized in Other Accumulated Comprehensive Income (AOCI) consist of:
Net actuarial loss	$0.9	$10.8
Prior service (credit)	(0.5)	(0.6)

Total AOCI (before taxes)	$0.4	$10.2

Change in AOCI Due to Adoption of SFAS 158 (before taxes)		$10.2

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefits (continued)

For the years ended December 31, (dollars in millions)

	2007	2006	2005
Weighted-average Assumptions Used to Determine Benefit Obligations at Period End
Discount rate	6.50%	6.00%	5.50%
Rate of compensation increase	4.50%	4.50%	4.25%
Weighted-average Assumptions Used to Determine Net Periodic Benefit Cost for periods
Discount rate	6.00%	5.50%	5.50%
Rate of compensation increase	4.50%	4.25%	4.25%
Components of Net Periodic Benefit Cost
Service cost	$2.2	$2.2	$2.2
Interest cost	3.3	3.3	3.2
Amortization of prior service cost	(0.1)	(0.1)	–
Amortization of net loss	0.6	1.1	0.9

Total net periodic expense	$6.0	$6.5	$6.3

Assumed Health Care Trend Rates at Period End
Health care cost trend rate assumed for next year
Pre-65	10.00%	10.00%	11.50%
Post-65	8.50%	8.00%	9.75%

Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.25%	5.00%
Year that the rate reaches the ultimate trend rate	2018	2018	2018

Included in our Postretirement Benefit Obligation at December 31, 2007 is a reduction to the liability for the transition of LTD medical benefits to our Postemployment Benefit Obligation. Preretirement medical obligations for employees on LTD are now being accounted for under FAS 112, ”Employers’ Accounting for Postemployment Benefits”.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. The Company relies on both external and historical data to determine healthcare trend rates. A one-percentage point change in assumed healthcare cost trend rates would have the following estimated effects.

Postretirement Benefits

For the years ended December 31, (dollars in millions)

	2007	2006	2005
Effect of One-percentage Point Increase on:
Period end postretirement benefit obligation	$1.8	$2.1	$2.6
Total of service and interest cost components	$0.1	$0.1	$0.2
Effect of One-percentage Point Decrease on:
Period end postretirement benefit obligation	$(1.6)	$(1.8)	$(2.3)
Total of service and interest cost components	$(0.1)	$(0.1)	$(0.1)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, CIT began prospective recognition of the effects of the subsidy in the third quarter 2004. Projected benefit payments and the effects of the Medicare Rx subsidy recognition are as follows:

Item 8: Financial Statements and Supplementary Data PAGE 37

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, (dollars in millions)

2007 Projected Benefit Payments	Gross	Medicare Rx Subsidy	Net
2008	$4.5	$0.4	$4.1
2009	$4.5	$0.4	$4.1
2010	$4.5	$0.5	$4.0
2011	$4.5	$0.5	$4.0
2012	$4.6	$0.5	$4.1
2013 – 2017	$23.5	$2.0	$21.5

2006 Projected Benefit Payments	Gross	Medicare Rx Subsidy	Net
2007	$4.8	$0.2	$4.6
2008	$4.9	$0.4	$4.5
2009	$5.0	$0.5	$4.5
2010	$4.9	$0.5	$4.4
2011	$5.0	$0.6	$4.4
2012 – 2016	$26.3	$2.3	$24.0

2005 Projected Benefit Payments	Gross	Medicare Rx Subsidy	Net
2006	$4.7	$–	$4.7
2007	$4.9	$0.4	$4.5
2008	$5.0	$0.5	$4.5
2009	$5.2	$0.5	$4.7
2010	$5.2	$0.6	$4.6
2011 – 2015	$27.6	$3.2	$24.4

Savings Incentive Plan

CIT also has a number of defined contribution retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. The largest plan is the CIT Group Inc. Savings Incentive Plan, which qualifies under section 401(k) of the Internal Revenue Code and accounts for 72% of CIT’s total Savings Incentive Plan expense for the year ended December 31, 2007. CIT’s expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $21.7 million, $26.9 million and $20.0 million for the years ended December 31, 2007, 2006, and 2005.

Corporate Annual Bonus Plan

Annual bonuses are paid under the CIT Group Inc. Annual Bonus Plan. The value and number of awards depends on a variety of factors, including corporate performance and individual performance during the fiscal period for which awards are made and is subject to approval by the Compensation Committee of the Board of Directors (the “Committee”). Bonus payments of $85.1 million for the year ended December 31, 2007, were paid in February 2008. For the year ended December 31, 2006, $101.4 million in bonuses were awarded.

Stock-Based Compensation

In May 2006, CIT adopted the Long-Term Incentive Plan (the “LTIP”) as approved by shareholders, which provides for grants of stock-based awards. As of that date, the LTIP replaced the prior plan, the Long-Term Equity Compensation Plan (the “ECP”), under which no new awards have been or will be made, although awards granted under the ECP prior to that date remain outstanding. The number of shares of common stock that may be issued for all purposes under the LTIP is 7,500,000, plus any shares that remained available for issuance under the ECP, including shares that become available for issuance upon cancellation or expiration of awards granted under the ECP without having been exercised or settled. Including 36,000,000 shares originally approved for issuance under the ECP, the combined maximum number of shares allowed for issuance under the LTIP equals 43,500,000. Of that total, the maximum number of shares that may be issued in the form of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and Other Awards that are payable in shares granted under the LTIP equals 9,500,000 (5,000,000 and 4,500,000 for the ECP and LTIP).

Stock Options granted to employees during 2007 have a vesting schedule of one third per year for three years, a 7-year term from the date of grant and were issued with strike prices equal to the fair market value of the common stock on each respective grant date (i.e., in each case a date on which quarterly earnings were publicly announced).

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted stock and restricted stock units granted to employees in 2007 vest either one-third per year for three years, 100% after three years, or 100% immediately. Performance Shares were granted during 2007 with a subsequent three-year performance period.

Restricted cash units were granted to employees during 2007 under the LTIP, which settle 100% in cash and do not result in the issuance of any Shares of common stock. All of the restricted cash units granted during 2007 vest 100% after three years.

On January 1, 2006, the Company adopted the revision to SFAS No. 123, “Share-Based Payment” (“FAS 123R”), which requires the recognition of compensation expense for all stock-based compensation plans. As a result, salaries and general operating expenses included $24.3 million of compensation expense related to employee stock option plans and employee stock purchase plans ($13.0 million after tax, $0.07 EPS) for the year ended December 31, 2007 and $30.8 million ($17.9 million after tax, $0.09 EPS) for the year ended December 31, 2006. Compensation expense is recognized over the vesting period (requisite service period), generally three years, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. The compensation expense assumes a 4% annual forfeiture rate for employees who are not executive officers and 1% annual forfeiture rate for executive officers.

The Company utilized the modified prospective transition method in the adoption of FAS 123R and therefore: (1) the 2006 expense applies to 2006 awards and the unvested awards as of December 31, 2005, and (2) the comparable compensation expense for the year ended December 31, 2005 is presented on a proforma basis in the table below as if CIT had accounted for employee stock option plans and employee stock purchase plans under the fair value method of FAS 123R:

For the years ended December 31,
(dollars in millions except per share data)

2005
Net income available for common
shareholders as reported	$936.4
Stock-based compensation expense – fair
value method, after tax	(19.2)

Pro forma net income (loss)	$917.2

Basic earnings per share as reported	$4.54
Basic earnings per share pro forma	$4.45
Diluted earnings per share as reported	$4.44
Diluted earnings per share pro forma	$4.35

Data for the stock option plans is summarized as follows:

For the years ended December 31,

	2007		2006
	Options	Weighted Average Price Per Option	Options	Weighted Average Price Per Option
Outstanding at beginning of period	14,988,882	$41.78	17,470,879	$37.80
January Grant	872,294	$56.54	767,620	$51.43
July Grant	857,199	$49.17	998,651	$47.28
Granted – Other	29,024	$57.41	114,567	$54.78
Exercised	(2,879,016)	$33.59	(4,031,429)	$27.70
Forfeited	(1,605,749)	$59.82	(331,406)	$46.56

Outstanding at end of period	12,262,634	$42.94	14,988,882	$41.78

Options exercisable at end of period	8,719,880	$40.43	9,588,027	$40.82
Options unvested at end of period	3,542,754	$49.13	5,400,855	$43.49

During 2007, 1,729,493 options were granted to employees as part of the annual long-term incentive process. In addition, 29,024 CIT options were issued to independent members of the Board of Directors. In 2006, 1,656,590 options were granted to employees as part of the annual long-term incentive process. In addition, 195,080 CIT options were granted to new hires as well as for retention purposes and 29,168 were issued to independent members of the Board of Directors.

The weighted average fair value of new options granted was $13.76 and $11.61 for the years ended December 31, 2007 and 2006. The fair value of new options granted was determined at the date of grant using the Black-Scholes option-pricing model, based on the following assumptions.

The intrinsic value of options exercised during 2007 and 2006 was $70.2 million and $99.2 million respectively. The intrinsic value of both outstanding and exercisable options as of December 31, 2007 was $2.6 million.

Item 8: Financial Statements and Supplementary Data PAGE 39

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Option Issuance Range	Expected Option Life Range	Average Dividend Yield	Expected Volatility Range	Risk Free Interest Rate

2007
January, 2007	2-4 Years	1.41%	23.3% - 24.4%	4.81% - 4.91%
January, 2007 - Section 16b (named officers)	4.75-5.58 Years	1.41%	24.4% - 26.3%	4.78% - 4.81%
May, 2007 - Director Grant	4.75-5.58 Years	1.33%	26.9% - 27.5%	4.54% - 4.55%
July, 2007	2-4 Years	2.03%	37.3% - 38.2%	4.84% - 4.89%
July, 2007 - Section 16b (named officers)	4.75-5.58 Years	2.03%	38.3% - 39.5%	4.90% - 4.92%
October, 2007 - Director Grant	4.75-5.58 Years	2.86%	47.8% - 49.1%	4.20% - 4.26%
2006
January, 2006	3-5 Years	1.60%	20.5% - 24.1%	4.28% - 4.29%
January, 2006 - Section 16b (named officers)	4-5 Years	1.60%	23.4% - 24.1%	4.28% - 4.29%
April, 2006	3-5 Years	1.50%	20.7% - 25.1%	4.87% - 4.91%
May, 2006 - Director Grant	4-5 Years	1.50%	24.1% - 25.1%	5.00% - 5.01%
July, 2006	3-5 Years	1.70%	23.6% - 27.4%	5.02% - 5.06%
July, 2006 - Section 16b (named officers)	4-5 Years	1.70%	26.5% - 27.4%	5.02% - 5.04%
October, 2006	3-5 Years	1.60%	21.6% - 25.4%	4.73% - 4.77%
October, 2006 - Director Grant	4-5 Years	1.60%	23.2% - 25.4%	4.73% - 4.75%

For employees other than 16(b) officers (selected senior executives), the expected term is equal to the vesting period of the options plus 12 months for grants made in 2007. Since each vesting segment was valued separately, the expected term assumptions are therefore two, three and four years for segments that vest in one, two and three years respectively. For 16(b) officers, the expected life calculation is based on the average of the longest and shortest possible exercise periods given the restrictions on the exercise of options under the Executive Equity Retention Policy. Under this methodology, the expected life assumptions are 57 months, 62 months and 67 months for each tranche. The entire cost of options granted is immediately recognized for those employees who are retirement eligible as of the grant date. For options granted to employees who will reach retirement eligibility within the three year vesting period, the cost of the grants is amortized from the grant date through retirement eligibility date. The volatility assumption is equal to CIT’s historical volatility using weekly closing prices for the period commensurate with the expected option term, averaged with the implied volatility for CIT’s publicly traded options. The individual yield reflected the Company’s current dividend yield. The risk free interest rate reflects the implied yield available on U.S. Treasury zero-coupon issues (as of the grant date for each grant) with a remaining term equal to the expected term of the options.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007 and 2006.

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Remaining Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
2007
$18.14 – $27.21	1,777,136	4.5	$22.58	1,777,136	$22.58
$27.22 – $40.83	3,373,065	5.7	$35.95	3,329,733	$35.90
$40.84 – $61.26	6,362,799	5.8	$47.78	2,863,377	$46.02
$61.27 – $91.91	645,257	1.1	$73.46	645,257	$73.46
$91.92 – $137.87	102,787	0.1	$130.95	102,787	$130.95
$137.88 – $206.82	1,590	0.4	$160.99	1,590	$160.99

	12,262,634			8,719,880

2006
$18.14 – $27.21	2,778,297	5.5	$22.59	2,778,297	$22.59
$27.22 – $40.83	4,725,318	6.5	$36.21	3,231,444	$35.61
$40.84 – $61.26	5,668,061	6.8	$45.89	1,761,080	$46.14
$61.27 – $91.91	1,703,455	1.3	$68.87	1,703,455	$68.87
$91.92 – $137.87	112,161	1.0	$131.12	112,161	$131.12
$137.88 – $206.82	1,590	1.4	$160.99	1,590	$160.99

	14,988,882			9,588,027

The unrecognized pretax compensation cost related to employee stock options was $15.1 million at December 31, 2007, which is expected to be recognized in earnings over a weighted-average period of 0.9 years. The total intrinsic value (in-the-money value to employees), before taxes, related to options exercised during the year ended December 31, 2007 was $70.2 million and the related cash received by the Company was $96.7 million. The Company’s tax benefit related to these employee gains was $10.3 million.

Employee Stock Purchase Plan

Effective January 1, 2006, eligibility for participation in the Employee Stock Purchase Plan (the “ESPP”) includes employees of CIT and its participating subsidiaries who are customarily employed for at least 20 hours per week, except that any employees designated as highly compensated are not eligible to participate in the ESPP. The ESPP is available to employees in the United States and to certain international employees. Under the ESPP, CIT is authorized to issue up to 1,000,000 shares of common stock to eligible employees. Eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares quarterly, at a purchase price equal to 85% of the fair market value of CIT common stock on the last business day of the quarterly offering period. The amount of common stock that may be purchased by a participant through the ESPP is generally limited to $25,000 per year. A total of 123,516 shares were purchased under the plan in 2007 and 87,521 shares were purchased under the plan in 2006.

Restricted Stock

Performance Shares awarded under the LTIP totaled 834,182 in 2007. Final payouts of these awards are based upon a subsequent three-year performance period covering 2007 – 2010. In 2006 and 2005, 839,894 and 761,635 performance shares were awarded under the ECP (as the LTIP was adopted in May 2006). The performance targets for these awards are based upon a combination of consolidated return on common equity measurements and compounded annual EPS growth rates, which ultimately determine the number of common shares issued.

Restricted shares awarded were 7,517, 119,248 and 133,867 for 2007, 2006 and 2005. These shares were awarded at the fair market value on the applicable grant dates and have either a one-third per year or three-year cliff-vest period. In addition, 8,348, 8,123 and 9,369 shares were granted during 2007, 2006 and 2005 to independent members of the Board of Directors, who elected to receive shares in lieu of cash compensation for their retainer. The restricted shares issued to directors in lieu of cash compensation vest on the first anniversary of the grant date. As part of the 2007 annual share grant, 9,364 shares were awarded to the independent members of the Board of Directors, which have a one-third per year vesting schedule.

Item 8: Financial Statements and Supplementary Data PAGE 41

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2007, 2006 and 2005, $17.9 million, $44.1 million and $43.3 million, respectively, of expenses are included in salaries and general operating expenses related to restricted stock.

The following tables summarize the restricted stock activity for 2007 and 2006:

	2007
	Restricted Shares/Units		Performance Shares
	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value
Unvested at beginning of the year	263,522	$47.01	2,002,822	$45.24
Granted to employees	7,517	$56.54	834,182	$56.54
Granted to independent directors	17,712	$49.30	n/a	n/a
Granted pursuant to performance above target
related to 2004-2006 performance shares	n/a	n/a	260,742	$38.88
Forfeited	(5,000)	$43.91	(328,898)	$52.43
Vested	(94,064)	$46.51	(782,240)	$38.88

Unvested at end of period	189,687	$47.94	1,986,608	$50.46

The fair value of restricted stock and performance shares that vested during 2007 was $5.0 million and $47.3 million respectively.

	2006
	Restricted Shares/Units		Performance Shares
	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value

Unvested at beginning of the year	1,298,099	$29.74	1,392,153	$39.89
Granted to employees	119,248	$52.32	839,894	$53.35
Granted to independent directors	18,187	$50.61	n/a	n/a
Forfeited	(15,614)	$37.18	(229,225)	$42.46
Vested	(1,156,398)	$28.36	–	$–

Unvested at end of period	263,522	$47.01	2,002,822	$45.24

The fair value of restricted stock that vested during 2006 was $53.7 million.

Restricted Cash Units

Restricted cash units awarded under the LTIP were 55,131 for 2007. These units were awarded at the fair market value on the applicable grant dates and have a three-year cliff-vest period.

The following table summarizes restricted cash unit activity for 2007:

	Number of Units	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	–	$–
Granted	85,129	$40.60
Forfeited	(3,560)	$49.17
Vested	–	$–

Outstanding at end of year	81,569	$40.22

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – COMMITMENTS AND CONTINGENCIES

Financing and leasing asset commitments, referred to as loan commitments or lines of credit, are agreements to lend to customers subject to the customers' compliance with contractual obligations. The accompanying table summarizes these and other credit-related commitments, as well as purchase and funding commitments.

December 31, (dollars in millions)

	2007
	Due to Expire			2006 Total Outstanding
	Within One Year	After One Year	Total Outstanding
Financing Commitments
Financing and leasing assets	$1,904.8	$11,003.3	$12,908.1	$12,357.7
Letters of credit and acceptances
Standby letters of credit	506.9	236.7	743.6	632.5
Other letters of credit	365.9	—	365.9	426.9
Guarantees, acceptances and other recourse obligations	208.1	13.4	221.5	315.0
Purchase and Funding Commitments
Aerospace purchase commitments	1,408.0	5,814.0	7,222.0	5,799.0
Other manufacturer purchase commitments	653.5	82.0	735.5	1,176.0
Sale-leaseback payments	140.9	1,785.0	1,925.9	1,740.8
Other
Liabilities for unrecognized tax benefits	20.0	203.1	223.1	204.6

In addition to the amounts shown in the table above, unused, cancelable lines of credit to customers in connection with a third-party vendor program, which may be used to finance additional technology product purchases, amounted to approximately $34.5 billion and $27.7 billion at December 31, 2007 and 2006. These uncommitted vendor-related lines of credit represent CIT’s estimated proportional amount and can be reduced or canceled by CIT at any time without notice. Our experience indicates that customers typically will not exercise their entire available line of credit at any point in time.

In the normal course of meeting the needs of its customers, CIT also enters into commitments to provide financing, letters of credit and guarantees. Standby letters of credit obligate CIT to pay the beneficiary of the letter of credit in the event that a CIT client to whom the letter of credit was issued does not meet its related obligation to the beneficiary. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. To minimize potential credit risk, CIT generally requires collateral and other forms of credit support from the customer.

Guarantees are issued primarily in conjunction with CIT’s factoring product in Trade Finance, whereby CIT provides the client with credit protection for its trade receivables without actually purchasing the receivables. The trade terms are generally sixty days or less. If the customer is unable to pay according to the contractual terms, then CIT purchases the receivables from the client. As of December 31, 2007, CIT had no outstanding liabilities relating to these credit-related commitments or guarantees, as amounts are generally billed and collected on a monthly basis. The table above includes recourse obligations of approximately $13.4 million at December 31, 2007 that were incurred in conjunction with financing and leasing asset sales.

CIT’s firm purchase commitments relate predominantly to purchases of commercial aircraft and rail equipment. The commitments to purchase commercial aircraft are with both Airbus Industrie and The Boeing Company. These are fixed price purchase commitments subject to customary price increases for future changes in inflation and manufacturing components. The aerospace equipment purchases are contracted for a specific model aircraft, using a baseline aircraft specification at fixed prices, which reflect discounts from fair market purchase prices prevailing at the time of commitment. The delivery price of an aircraft may also change depending on the final specifications of the aircraft, including engine thrust, aircraft weight and seating configuration. Equipment purchases are recorded at delivery date at the final purchase price paid, which includes purchase price discounts, price changes relating to specification changes and price increases relating to inflation and manufacturing components. Accordingly, the commitment amounts detailed in the preceding table are based on estimated values. Pursuant to existing contractual commitments, 107 aircraft remain to be purchased (23 within 2008). Lease commitments are in place for all of the aircraft to be delivered over the next twelve months. The order amount excludes unexercised CIT options to purchase aircraft. The aircraft deliveries to CIT are scheduled periodically through 2016.

Item 8: Financial Statements and Supplementary Data PAGE 53

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Outstanding commitments to purchase equipment to be leased to customers, other than aircraft, relates primarily to rail equipment. Rail equipment purchase commitments are at fixed prices subject to price increases for inflation and manufacturing components. The time period between commitment and purchase for rail equipment is generally less than 18 months. Additionally, CIT is party to railcar sale-leaseback transactions under which it is obligated to pay a remaining total of $1,925.9 million, or approximately $143 million per year for 2008 through 2012, with remaining payments due through 2030. These lease payments are expected to be more than offset by rental income associated with re-leasing the assets, subject to actual railcar utilization and rentals. In conjunction with sale-leaseback transactions, CIT has guaranteed all obligations of the related consolidated lessee entities.

CIT has guaranteed the public and private debt securities of a number of its wholly-owned, consolidated subsidiaries, including those disclosed in Note 25 - Summarized Financial Information of Subsidiaries. In the normal course of business, various consolidated CIT subsidiaries have entered into other credit agreements and certain derivative transactions with financial institutions that are guaranteed by CIT. These transactions are generally used by CIT’s subsidiaries outside of the U.S. to allow the local subsidiary to borrow funds in local currencies.

NOTE 18 – LEASE COMMITMENTS

The following table presents future minimum rentals under noncancellable long-term lease agreements for premises and equipment at December 31, 2007.

Years Ended December 31, (dollars in millions)

Amount
2008	$46.5
2009	39.4
2010	33.8
2011	31.8
2012	29.7
Thereafter	218.2

Total	$399.4

In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to rent escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $18.2 million due in the future under noncancellable subleases.

Rental expense, net of sublease income on premises and equipment, was as follows.

Years Ended December 31, (dollars in millions)

	2007	2006	2005

Premises	$57.7	$47.0	$34.6
Equipment	8.5	8.5	8.3
Less sublease income	(4.6)	(6.2)	(7.1)

Total	$61.6	$49.3	$35.8

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Estimated fair values, recorded carrying values and various assumptions used in valuing CIT’s financial instruments are set forth below. The table below excludes financial instruments of discontinued operations, which formerly comprised the Home Lending segment. The home lending origination platform was closed in August 2007 and the remaining assets and operations were sold in July 2008. For additional information see Note 1 Summary of Significant Accounting Policies “Discontinued Operation”.

December 31, (dollars in millions)

	2007 Asset/(Liability)		2006 Asset/(Liability)
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Finance receivables-loans(1)	$42,359.4	$42,911.7	$36,794.2	$36,821.7
Finance receivables-held for sale(2)	1,260.2	1,260.2	1,553.7	1,553.7
Retained interest in securitizations(2)	1,170.0	1,170.0	1,010.0	1,010.0
Other assets(3)	1,771.8	1,771.8	1,129.3	1,129.3
Commercial paper(4)	(2,822.3)	(2,822.3)	(5,365.0)	(5,365.0)
Deposits (including accrued interest payable)(5)	(2,783.9)	(2,834.4)	(2,430.8)	(2,403.3)
Variable-rate senior notes (including accrued interest payable)(6)	(20,011.7)	(18,693.6)	(19,306.8)	(19,309.4)
Fixed-rate senior notes (including accrued interest payable)(6)	(29,914.5)	(27,568.0)	(29,493.2)	(29,633.0)
Non-recourse, secured borrowings (including accrued interest payable)(7)	(12,678.6)	(12,446.7)	(4,420.2)	(4,420.2)
Junior Subordinated notes and convertible debt	(1,440.0)	(1,068.0)	—	—
Preferred capital securities (including accrued interest payable)(8)	—	—	(257.8)	(266.9)
Credit balances of factoring clients and other liabilities(9)	(8,025.5)	(8,025.5)	(7,079.2)	(7,079.2)
Derivative financial instruments(10)	431.2	431.2	160.8	160.8

(1)	The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rates used in the present value calculation range from 4.2% to 21.6% for December 31, 2007 and 4.80% to 10.66% for December 31, 2006. The maturities used represent the average contractual maturities adjusted for prepayments. For floating-rate loans that reprice frequently and have no significant change in credit quality, fair value approximates carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $10.9 billion at December 31, 2007 and $7.8 billion at December 31, 2006.

(2)	Finance receivables held for sale are recorded at lower of cost or market on the balance sheet. Given current market conditions, lower of cost or market is equal to fair value. Fair values of retained interests in securitizations are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates.

(3)	Other assets subject to fair value disclosure include accrued interest receivable, certain investment securities, servicing assets and miscellaneous other assets. The carrying amount of accrued interest receivable approximates fair value. The carrying value of other assets not subject to fair value disclosure totaled $3.0 billion at December 31, 2007 and $2.4 billion at December 31, 2006.

(4)	The estimated fair value of commercial paper approximates carrying value due to the relatively short maturities.

(5)	The fair value of deposits was estimated based upon a present value discounted cash flow analysis. Discount rates used in the present value calculation range from 4.83% to 5.48% at December 31, 2007 and 5.15% to 5.34% at December 31, 2006.

(6)	The difference between the carrying value of fixed-rate senior notes, variable rate senior notes and preferred capital securities and the corresponding balances reflected in the consolidated balance sheets is accrued interest payable. These amounts are excluded from the other liabilities balances in this table. Most fixed-rate notes were valued from quoted market estimates. In rare instances where market estimates were not available, values were computed using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 3.51% to 9.21% at December 31, 2007 and 5.28% to 6.16% at December 31, 2006. The spread is substantially wider this year due to the low interest rate environment and the widening of CIT credit spreads.

(7)	Non-recourse secured borrowing includes Student Lending at fair value as well as Trade Finance and Vendor Finance where the fair value is approximately par.

(8)	Preferred capital securities were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar issuances at the end of the year.

(9)	The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Other liabilities include accrued liabilities and deferred federal income taxes. Accrued liabilities and payables with no stated maturities have an estimated fair value that approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $0.7 billion and $1.2 billion December 31, 2007 and 2006.

(10)	CIT enters into derivative financial instruments for hedging purposes (FAS 133 and economic hedges) only. The estimated fair values are calculated internally using market data and represent the net amount receivable or payable to terminate the agreement, taking into account current market rates. See Note 10 — “Derivative Financial Instruments” for notional principal amounts and fair values associated with the instruments.
Item 8: Financial Statements and Supplementary Data PAGE 55

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until December 31, 2007, CIT was a partner with Dell Inc. (“Dell”) in Dell Financial Services L.P. (“DFS”), a joint venture that offered financing to Dell’s customers. The joint venture provided Dell with financing and leasing capabilities that were complementary to its product offerings and provides CIT with a source of new financings. In December 2007, Dell exercised its right to buy CIT’s interest and the Company sold its 30% ownership interest in Dell Financial Services (DFS) joint venture. The pre-tax gain on the sale of Dell Financial Services joint venture was $247.1 million. CIT has the right to purchase a minimum percentage of DFS’s finance receivables on a declining scale through January 2010. See disclosures in Management’s Discussion and Analysis Concentrations and Acquisitions and Dispositions for additional information.

Prior to and subsequent to the sale, CIT regularly purchases finance receivables from DFS at a premium, portions of which are typically securitized within 90 days of purchase from DFS. CIT has certain recourse to DFS on defaulted contracts. In accordance with the joint venture agreement, net income and losses generated by DFS as determined under GAAP were allocated 70% to Dell and 30% to CIT. The DFS board of directors voting representation was equally weighted between designees of CIT and Dell, with one independent director. DFS was not consolidated in CIT’s financial statements and was accounted for under the equity method. Financing and leasing assets related to the DFS program included in the CIT Consolidated Balance Sheet (but excluding certain related international receivables originated directly by CIT) were approximately $0.6 billion and $1.3 billion and securitized assets included in managed assets were approximately $2.3 billion and $2.4 billion at December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, CIT’s 30% proportionate share of pretax income related to the joint venture was approximately $81.6 million, including $15 million in the fourth quarter of 2007, which was reported in other income. CIT had no equity investment in or loans to the joint venture at December 31, 2007 due to the sale, and $181 million at December 31, 2006.

CIT also has a joint venture arrangement with Snap-on Incorporated (“Snap-on”) that has a similar business purpose and model to the DFS arrangement described above, including limited credit recourse on defaulted receivables. The agreement with Snap-on extends until January 2009. CIT and Snap-on have 50% ownership interests, 50% board of directors’ representation, and share income and losses equally. The Snap-on joint venture is accounted for under the equity method and is not consolidated in CIT’s financial statements. At both December 31, 2007 and 2006, financing and leasing assets were approximately $1.0 billion and securitized assets included in managed assets were less than $0.1 billion.

Since December 2000, CIT has been a joint venture partner with Canadian Imperial Bank of Commerce (“CIBC”) in an entity that is engaged in asset-based lending in Canada. Both CIT and CIBC have a 50% ownership interest in the joint venture, and share income and losses equally. This entity is not consolidated in CIT’s financial statements and is accounted for under the equity method. CIT’s investment in and loans to the joint venture were approximately $440 million and $224 million at December 31, 2007 and 2006.

In the first quarter of 2007, the Company formed Care Investment Trust Inc. (Care), an externally managed real estate investment trust (RElT), formed principally to invest in healthcare-related commercial mortgage debt and real estate. In conjunction with a June 2007 IPO, CIT contributed approximately $280 million of loans to Care in return for cash and a 36% equity investment, of approximately $79 million, in Care. A subsidiary of CIT provides services to Care pursuant to a management agreement. The investment in Care is accounted for under the equity method, as CIT does not have a majority of the economics (expected losses and residual returns) in the entity.

CIT invests in various trusts, partnerships, and limited liability corporations established in conjunction with structured financing transactions of equipment, power and infrastructure projects. CIT’s interests in certain of these entities were acquired by CIT in a 1999 acquisition, and others were subsequently entered into in the normal course of business. Other assets included approximately $11 million and $17 million of investments in non-consolidated entities relating to such transactions that are accounted for under the equity or cost methods at December 31, 2007 and 2006.

The combination of investments in and loans to non-consolidated entities represents the Company’s maximum exposure to loss, as the Company does not provide guarantees or other forms of indemnification to non-consolidated entities.

Certain shareholders of CIT provide investment management, banking and investment banking services in the normal course of business.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 – BUSINESS SEGMENT INFORMATION

The following disclosure has been modified to exclude the former home lending segment from the presentation and include certain expenses not associated with discontinued operation with “Corporate and Other”.

Management’s Policy in Identifying Reportable Segments

CIT’s reportable segments are comprised of strategic business units or “verticals” that are aggregated into segments primarily based upon industry categories and to a lesser extent, the core competencies relating to product origination, distribution methods, operations and servicing, and the nature of their regulatory environment. This segment reporting is consistent with the presentation to management.

Effective with the third quarter of 2007, and consistent with recent management changes, segment disclosures reflect the following changes. The presentation of prior period data has been conformed to current period presentation.

–	The student lending and consumer loan businesses previously in the Consumer and Small Business Lending segment are reported in the Consumer segment.

–	The small business lending unit was transferred from the former Consumer and Small Business Lending segment to the Corporate Finance segment.

Types of Products and Services

CIT has five reportable segments: Corporate Finance, Transportation Finance, Trade Finance, Vendor Finance and Consumer. Transportation Finance and Vendor Finance offer secured lending and leasing products to midsize and larger companies across a variety of industries, including aerospace, rail, machine tool, business aircraft, technology, manufacturing and transportation. Trade Finance and Corporate Finance offer secured lending and receivables collection as well as other financial products and services to small and midsize companies. These include secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and management advisory services. Consumer offers student lending through Student Loan Xpress and the operations of CIT Bank, an industrial bank.

Item 8: Financial Statements and Supplementary Data PAGE 57

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Profit and Assets

The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets.

(dollars in millions)

	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Commercial Segments	Consumer	Total Segments	Corporate and Other	Continuing Operations
For the Year Ended December 31, 2007
Net finance revenue, before depreciation	$704.8	$911.9	$174.8	$1,150.7	$2,942.2	$133.3	$3,075.5	$(263.5)	$2,812.0
Other income	622.1	74.0	281.0	585.5	1,562.6	47.2	1,609.8	(10.4)	1,599.4
Depreciation on operating lease equipment	37.7	552.0	—	583.4	1,173.1	—	1,173.1	(0.8)	1,172.3
Provision for credit losses	68.9	(32.0)	33.4	52.1	122.4	55.4	177.8	64.0	241.8
Salaries and general operating expenses	472.5	154.7	157.4	482.3	1,266.9	93.5	1,360.4	29.2	1,389.6
Other pre-tax items(1)	22.5	—	—	—	22.5	312.7	335.2	176.5	511.7

Income (Loss) from continuing operations before provision for income taxes and minority interest	725.3	311.2	265.0	618.4	1,919.9	(281.1)	1,638.8	(542.8)	1,096.0
(Provision) benefit for income taxes and minority interest after tax	(272.3)	(40.1)	(101.0)	(208.3)	(621.7)	6.2	(615.5)	311.5	(304.0)

Net income (loss) from continuing operations, before preferred dividends	453.0	271.1	164.0	410.1	1,298.2	(274.9)	1,023.3	(231.3)	792.0

Total financing and leasing assets	22,599.3	13,582.9	7,330.4	11,953.4	55,466.0	12,331.4	67,797.4	—	67,797.4
Total managed assets	24,126.0	13,582.9	7,330.4	16,057.4	61,096.7	12,331.4	73,428.1	—	73,428.1
For the Year Ended December 31, 2006
Net finance revenue, before depreciation	$611.0	$739.8	$162.7	$1,036.5	$2,550.0	$116.0	$2,666.0	$(155.4)	$2,510.6
Other income	381.7	68.1	291.4	388.9	1,130.1	63.0	1,193.1	(1.6)	1,191.5
Depreciation on operating lease equipment	33.4	455.3	—	534.8	1,023.5	—	1,023.5	—	1,023.5
Provision for credit losses	48.8	2.2	38.0	45.4	134.4	16.1	150.5	9.3	159.8
Salaries and general operating expenses	467.0	130.0	156.3	397.1	1,150.4	107.4	1,257.8	18.3	1,276.1
Other pre-tax items(1)	—	15.0	—	—	15.0	—	15.0	19.6	34.6

Income (Loss) from continuing operations before provision for income taxes and minority interest	443.5	205.4	259.8	448.1	1,356.8	55.5	1,412.3	(204.2)	1,208.1
(Provision) benefit for income taxes and minority interest after tax	(159.2)	54.4	(97.6)	(172.3)	(374.7)	(13.7)	(388.4)	106.0	(282.4)

Net income (loss) from continuing operations, before preferred dividends	284.3	259.8	162.2	275.8	982.1	41.8	1,023.9	(98.2)	925.7

Total financing and leasing assets	21,010.7	12,070.7	6,975.2	8,385.4	48,442.0	9,358.6	57,800.6	—	57,800.6
Total managed assets	22,579.4	12,070.7	6,975.2	12,236.3	53,861.6	9,358.6	63,220.2	—	63,220.2
For the Year Ended December 31, 2005
Net finance revenue, before depreciation	$525.6	$580.0	$149.0	$1,099.7	$2,354.3	$72.0	$2,426.3	$(55.7)	$2,370.6
Other income	323.7	36.5	290.9	330.0	981.1	47.6	1,028.7	183.5	1,212.2
Depreciation on operating lease equipment	45.8	354.9	—	567.3	968.0	—	968.0	—	968.0
Provision for credit losses	49.4	4.5	25.2	47.2	126.3	9.8	136.1	29.2	165.3
Salaries and general operating expenses	326.5	104.9	137.3	351.5	920.2	38.8	959.0	12.4	971.4
Other pre-tax items(1)	—	86.6	—	—	86.6	—	86.6	25.2	111.8

Income (Loss) from continuing operations before provision for income taxes and minority interest	427.6	65.6	277.4	463.7	1,234.3	71.0	1,305.3	61.0	1,366.3
(Provision) benefit for income taxes and minority interest after tax	(161.1)	50.7	(103.9)	(173.9)	(388.2)	(24.6)	(412.8)	(35.0)	(447.8)

Net income (loss) from continuing operations, before preferred dividends	266.5	116.3	173.5	289.8	846.1	46.4	892.5	26.0	918.5

Total financing and leasing assets	15,426.9	10,484.4	6,691.4	8,817.8	41,420.5	5,608.2	47,028.7	—	47,028.7
Total managed assets	17,952.2	10,484.4	6,691.4	12,464.5	47,592.5	5,608.2	53,200.7	—	53,200.7

(1)	Includes valuation allowances, goodwill and intangible impairment charges, debt termination charges and severance and real estate exit provisions.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Finance income and other revenues derived from United States based financing and leasing assets were $5,808.3 million, $4,764.0 million and $4,153.3 million for the years ended December 31, 2007, 2006 and 2005. Finance income and other revenues derived from foreign based financing and leasing assets, were $2,020.2 million, $1,458.9 million and $1,055.6 million for the years ended December 31, 2007, 2006 and 2005.

NOTE 22 – LEGAL PROCEEDINGS

Student Loan Investigations

Student Loan Xpress, Inc. (“SLX”), a subsidiary of CIT, is engaged in the student lending business. In connection with investigations into (i) the relationships between student lenders and the colleges and universities that recommend such lenders to their students, and (ii) the business practices of student lenders, CIT and/or SLX have received requests for information from several state Attorneys General and several federal governmental agencies. In May, 2007, CIT entered into an Assurance of Discontinuance (the “AOD”) with the New York Attorney General (the “NYAG”), pursuant to which CIT contributed $3.0 million into a fund established to educate students and their parents concerning student loans and agreed to cooperate with the NYAG’s investigation, in exchange for which, the NYAG agreed to discontinue its investigation concerning certain alleged conduct by SLX. CIT is fully cooperating with the remaining investigations.

Vendor Finance Billing and Invoicing Investigation

In the second quarter of 2007, the office of the United States Attorney for the Central District of California requested that CIT produce the billing and invoicing histories for a portfolio of customer accounts that CIT purchased from a third-party vendor. The request was made in connection with an ongoing investigation being conducted by federal authorities into billing practices involving that portfolio. State authorities in California have been conducting a parallel investigation. It appears the investigations are being conducted under the federal False Claims Act and its California equivalent. CIT is cooperating with these investigations. Based on the facts known to date, CIT cannot determine the outcome of these investigations at this time.

Other Litigation

In addition, there are various legal proceedings and government investigations against or including CIT, which have arisen in the ordinary course of business. While the outcomes of the ordinary course legal proceedings and the related activities are not certain, based on present assessments, management does not believe that they will have a material adverse effect on CIT.

NOTE 23 – GOODWILL AND INTANGIBLE ASSETS

The following tables summarize goodwill and intangible assets, net balances by segment.

(dollars in millions)

Goodwill	Corporate Finance	Trade Finance	Vendor Finance	Consumer		Total

Balance at December 31, 2005	$208.6	$261.5	$54.3	$270.7		$795.1
Acquisitions, other	14.1	8.6	(41.5)	15.8		(3.0)

Balance at December 31, 2006	222.7	270.1	12.8	286.5		792.1
Acquisitions, other	74.2	1.0	393.2	–		468.4
Impairment	–	–	–	(286.5)		(286.5)

Balance at December 31, 2007	$296.9	$271.1	$406.0	$–		$974.0

Intangible Assets
Balance at December 31, 2005	$26.5	$115.5	$45.5	$28.9		$216.4
Acquisitions, other	6.8	4.1	11.1	–		22.0
Amortization	(2.9)	(10.2)	(7.9)	(1.1)		(22.1)

Balance at December 31, 2006	30.4	109.4	48.7	27.8		216.3
Acquisitions, other	(0.5)	0.4	7.0 (1)	–		6.9
Amortization	(3.3)	(7.0)	(6.6)	(1.6)		(18.5)
Impairment	–	–	–	(26.2	)(2)	(26.2)

Balance at December 31, 2007	$26.6	$102.8	$49.1	$–		$178.5

(1)	Includes reduction due to sale of Systems Leasing $40.2 million intangibles, net of $15.4 million accumulated amortization

(2)	Impairment of SLX intangibles of $29.4 million, net of $3.2 million accumulated amortization

Item 8: Financial Statements and Supplementary Data PAGE 59

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize the projected amortization for the next five years.

For the years ended December 31, (dollars in millions)

	2008	2009	2010	2011	2012
Future Intangible Amortization	$19.6	$18.7	$17.7	$16.8	$15.9

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill is no longer amortized but instead is assessed periodically for impairment. The Company periodically reviews and evaluates its goodwill and intangible assets for potential impairment at a minimum annually, on October 1, or more frequently if circumstances indicate that impairment is possible.

The Company entered the student lending business in February 2005 with the acquisition of Education Lending, Group Inc. During the third quarter of 2007, federal legislation was passed that affects the student lending business. Among other things, the legislation reduces the maximum interest rates that can be charged by lenders in connection with a variety of loan products, increases loan origination fees paid to the government by lenders, and reduces the lender guarantee percentage. The legislation is effective for all new FFELP student loans with first disbursements on or after October 1, 2007. The reduced guarantee percentage, from 97% to 95%, will be in effect for loans originated after October 1, 2012. As a result, in the third quarter, management assessed the value of goodwill and intangible assets associated with the student lending business following the passage of the legislation. Based on management’s assessment of the legislation’s potential impact on earnings levels for new loan originations, factoring in expected ensuing business practices and leverage, coupled with assumptions and projected cash flows of the existing business, management concluded that the goodwill and intangibles assets related to the student lending business were not impaired at that time.

During the fourth quarter of 2007, market valuations for student lending businesses declined further, reflecting a failed sale of a significant student lender, the market’s continued emerging view of the legislative changes and the general difficult environment for lenders in this sector, including higher funding costs. As a result, management performed an impairment test for the goodwill and intangible assets related to the student lending business as of December 31, 2007. In performing its impairment test, management calculated the estimated fair value of the student lending business utilizing observable market valuation data applied to the unit’s projected cash flows, which indicated that book value of equity exceeded fair value. SFAS 142 requires a second analysis whenever book value exceeds fair value to determine the related impairment charge. In this analysis, management estimated the fair value of the unit’s individual assets and liabilities (primarily loans and debt), and determined that the impairment charge of $312.1 million, representing the entire goodwill and intangible asset balance, was required.

In addition to performing an impairment assessment for the student lending unit, management assessed as of December 31, 2007 whether there was impairment of goodwill or intangibles in reporting units within the Corporate Finance, Trade Finance and Vendor Finance segments. Management determined that no impairment charge for these three segments was required.

The additions to goodwill and intangible assets in 2007 related to acquisitions of the Edgeview Partners advisory service business by Corporate Finance, the U.S. Business Technology Finance unit of Citigroup, Inc. and the Barclays UK and German vendor finance (both by Vendor Finance).

Other intangible assets, net, are comprised primarily of acquired customer relationships, and are amortized over their corresponding lives ranging from five to twenty years in relation to the related cash flows, where applicable. Amortization expense totaled $18.5 million, $22.1 million and $21.2 million for the years ended December 31, 2007, 2006 and 2005. Accumulated amortization totaled $71.2 million and $67.0 million at December 31, 2007 and 2006. Projected amortization for the years ended December 31, 2008 through December 31, 2012 is $19.6 million, $18.7 million, $17.7 million, $16.8 million and $15.9 million.

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 – SEVERANCE AND FACILITY RESTRUCTURING RESERVES

The following table summarizes previously established purchase accounting liabilities (pre-tax) related to severance of employees and closing facilities, as well as 2006 and 2007 restructuring activities:

(dollars in millions)

	Severance		Facilities
	Number of Employees	Reserve	Number of Facilities	Reserve	Total Reserves
Balance December 31, 2005	23	$ 8.1	9	$ 5.1	$ 13.2
2006 additions	146	17.2	1	7.5	24.7
2006 utilization	(150)	(19.9)	(5)	(1.1)	(21.0)

Balance December 31, 2006	19	5.4	5	11.5	16.9
2007 additions	547	53.4	6	1.0	54.4
2007 utilization	(514)	(47.4)	(2)	(8.2)	(55.6)

Balance December 31, 2007	52	$ 11.4	9	$ 4.3	$ 15.7

The severance additions during 2007 primarily relate to employee termination benefits incurred in conjunction with various organization efficiency initiatives. These additions, along with charges related to accelerated vesting of equity and other benefits, were recorded as part of the $37.2 million restructuring provision. Of this amount $17.1 million relates to the acquisition of Vendor Finance businesses in Europe and the United States, which was recorded as fair value adjustments to purchased liabilities/adjustments to goodwill.

The additions during 2006 relate to employee termination benefits incurred in conjunction with the business unit and segment realignments, as well as various streamlining and consolidation initiatives. These additions, along with charges related to accelerated vesting of equity, and other benefits, were recorded as part of the $19.6 million restructuring provision.

The ending facilities reserves relate primarily to shortfalls in sublease transactions and will be utilized over the remaining terms of 5 years or less.

NOTE 25 – SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

The following presents condensed consolidating financial information for CIT Holdings LLC. CIT has guaranteed on a full and unconditional and a joint and several basis the existing debt securities that were registered under the Securities Act of 1933 and certain other indebtedness of this subsidiary. CIT has not presented related financial statements or other information for this subsidiary on a stand-alone basis. No subsidiaries within “Other Subsidiaries” in the following tables have unconditionally guaranteed debt securities for any other CIT subsidiary. Included under “Other Subsidiaries” is a 100%-owned finance subsidiary of CIT Group Inc., Canadian Funding Company LLC, for which CIT has fully and unconditionally guaranteed the debt securities.

Item 8: Financial Statements and Supplementary Data PAGE 61

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEETS (dollars in millions)

CONSOLIDATING BALANCE SHEETS	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total
December 31, 2007
ASSETS
Net finance receivables	$ 2,022.5	$3,358.4	$47.805.7	$ –	$53.186.6
Operating lease equipment, net	8.6	292.0	12,309.9	–	12,610.5
Finance and leasing assets held for sale	–	253.3	1,006.9	–	1,260.2
Cash and cash equivalents	3,196.0	30.5	3,526.0	–	6,752.5
Other assets	8,896.9	261.0	4,932.3	(6,960.6)	7,129.6
Assets of discontinued operation	–	–	9,308.6		9,308.6

Total Assets	$ 14,124.0	$4,195.2	$78,889.4	$(6,960.6)	$90,248.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt, including deposits	$ 49,525.6	2,346.7	17,146.0	$ –	$69,018.3
Credit balances of factoring clients	–	–	4,542.2	–	4,542.2
Accrued liabilities and payables	(42,362.2)	1,164.9	46,028.5	–	4,831.2
Liabilities of discontinued operation	–	–	4,838.2	–	4,838.2

Total Liabilities	7,163.4	3,511.6	72,554.9	–	83,229.9
Minority interest	–	–	57.5	–	57.5
Total Stockholders’ Equity	6,960.6	683.6	6,277.0	(6,960.6)	6,960.6

Total Liabilities and Stockholders’ Equity	$ 14,124.0	$4,195.2	$78,889.4	$(6,960.6)	$90,248.0

December 31, 2006
ASSETS
Net finance receivables	$ 926.5	$2,752.3	$40,947.7	$ –	$44,626.5
Operating lease equipment, net	9.3	216.4	10,792.2	–	11,017.9
Finance and leasing assets held for sale	–	–	1,553.7	–	1,553.7
Cash and cash equivalents	3,040.3	227.8	1,124.5	–	4,392.6
Other assets	10,902.7	169.7	2,184.9	(7,751.1)	5,506.2
Assets of discontinued operation	–	–	10,388.8		10,388.8

Total Assets	$ 14,878.8	$3,366.2	$66,991.8	$(7,751.1)	$77,485.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt, including deposits	$ 49,825.9	$2,785.9	$ 8,093.0	$ –	$60,704.8
Credit balances of factoring clients	–	–	4,131.3	–	4,131.3
Accrued liabilities and payables	(42,698.2)	289.5	47,167.3	–	4,758.6
Liabilities of discontinued operation	–	–	100.0	–	100.0

Total Liabilities	7,127.7	3,075.4	59,491.6	–	69,694.7
Minority interest	–	–	39.9	–	39.9
Total Stockholders’ Equity	7,751.1	290.8	7,460.3	(7,751.1)	7,751.1

Total Liabilities and Stockholders’ Equity	$ 14,878.8	$3,366.2	$66,991.8	$(7,751.1)	$77,485.7

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENTS OF INCOME (dollars in millions)

CONSOLIDATING STATEMENTS OF INCOME	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total
Year Ended December 31, 2007
Finance revenue	$94.6	$371.8	$5,762.6	$–	$6,229.0
Interest expense	(52.4)	(155.0)	(3,209.6)	–	(3,417.0)
Depreciation on operating lease equipment	(0.7)	(79.5)	(1,092.1)	–	(1,172.3)

Net finance revenue	41.5	137.3	1,460.9	–	1,639.7
Provision for credit losses	(50.1)	(21.6)	(170.1)	–	(241.8)

Net finance revenue after credit provision	(8.6)	115.7	1,290.8	–	1,397.9
Equity in net income of subsidiaries	1,002.6	–	–	(1,002.6)	–
Valuation allowance for receivables held for sale	–	–	(22.5)	–	(22.5)

Net finance revenue, after credit provision and valuation allowance	994.0	115.7	1,268.3	(1,002.6)	1,375.4
Other income	(63.5)	67.9	1,595.0	–	1,599.4

Total net revenue after valuation allowance	930.5	183.6	2,863.3	(1,002.6)	2,974.8
Salaries and general operating expenses	(112.6)	(92.5)	(1,184.5)	–	(1,389.6)
Provision for severance and real estate exit activities	–	–	(37.2)	–	(37.2)
Loss on debt and debt-related derivative extinguishments	(139.3)	–	–	–	(139.3)
Goodwill and intangible asset impairment charges	–	–	(312.7)	–	(312.7)

Income (loss) from continuing operations before income taxes and minority interests	678.6	91.1	1,328.9	(1,002.6)	1,096.0
Benefit (provision) for income taxes	113.4	(33.5)	(380.8)	–	(300.9)
Minority interest, after tax	–	–	(3.1)	–	(3.1)

Net income (loss) from continuing operations, before preferred stock dividends	792.0	57.6	945.0	(1,002.6)	792.0
(Loss) from discontinued operation	(873.0)	–	–	–	(873.0)
Preferred stock dividends	(30.0)	–	–	–	(30.0)

Net (loss) income (attributable) available to common stockholders	$(111.0)	$57.6	$945.0	$(1,002.6)	$(111.0)

Year Ended December 31, 2006
Finance revenue	$55.1	$312.0	$4,679.3	$–	$5,046.4
Interest expense	(3.5)	(141.9)	(2,390.4)	–	(2,535.8)
Depreciation on operating lease equipment	(0.3)	(63.0)	(960.2)	–	(1,023.5)

Net finance revenue	51.3	107.1	1,328.7	–	1,487.1
Provision for credit losses	(32.9)	(21.0)	(105.9)	–	(159.8)

Net finance revenue after credit provision	18.4	86.1	1,222.8	–	1,327.3
Equity in net income of subsidiaries	1,063.8	–	–	(1,063.8)	–
Valuation allowance for receivables held for sale	–	–	(15.0)	–	(15.0)

Net finance revenue, after credit provision and valuation allowance	1,082.2	86.1	1,207.8	(1,063.8)	1,312.3
Other income	1.4	86.9	1,103.2	–	1,191.5

Total net revenue after valuation allowance	1,083.6	173.0	2,311.0	(1,063.8)	2,503.8
Salaries and general operating expenses	(232.3)	(85.7)	(958.1)	–	(1,276.1)
Provision for severance and real estate exit activities	–	–	(19.6)	–	(19.6)

Income (loss) from continuing operations before income taxes and minority interests	851.3	87.3	1,333.3	(1,063.8)	1,208.1
Benefit (provision) for income taxes	74.4	(32.1)	(323.1)	–	(280.8)
Minority interest, after tax	–	–	(1.6)	–	(1.6)

Net income (loss) from continuing operations, before preferred stock dividends	925.7	55.2	1,008.6	(1,063.8)	925.7
Income from discontinued operation	120.3	–	–	–	120.3
Preferred stock dividends	(30.2)	–	–	–	(30.2)

Net income (loss) available (attributable) to common stockholders	$1,015.8	$55.2	$1,008.6	$(1,063.8)	$1,015.8

Item 8: Financial Statements and Supplementary Data PAGE 63

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENTS OF INCOME (dollars in millions) (continued)

CONSOLIDATING STATEMENTS OF INCOME	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total
Year Ended December 31, 2005
Finance revenue	$41.0	$242.5	$3,799.2	$–	$4,082.7
Interest expense	56.1	(99.5)	(1,668.7)	–	(1,712.1)
Depreciation on operating lease equipment	–	(48.2)	(919.8)	–	(968.0)

Net finance revenue	97.1	94.8	1,210.7	–	1,402.6
Provision for credit losses	(18.1)	(13.7)	(133.5)	–	(165.3)

Net finance revenue, after credit provision	79.0	81.1	1,077.2	–	1,237.3
Equity in net income of subsidiaries	942.7	–	–	(942.7)	–
Valuation allowance for receivables held for sale	–	–	(86.6)	–	(86.6)

Net finance revenue, after credit provision and valuation allowance	1,021.7	81.1	990.6	(942.7)	1,150.7
Other income	38.2	109.8	1,064.2	–	1,212.2

Total net revenue after valuation allowance	1,059.9	190.9	2,054.8	(942.7)	2,362.9
Salaries and general operating expenses	(154.4)	(81.0)	(736.0)	–	(971.4)
Provision for severance and real estate exit activities	–	–	(25.2)	–	(25.2)

Income (loss) from continuing operations before income taxes and minority interests	905.5	109.9	1,293.6	(942.7)	1,366.3
Benefit (provision) for income taxes	13.0	(40.4)	(417.1)	–	(444.5)
Minority interest, after tax	–	–	(3.3)	–	(3.3)

Net income (loss) from continuing operations, before preferred stock dividends	918.5	69.5	873.2	(942.7)	918.5
Income from discontinued operation	30.6	–	–	–	30.6
Preferred stock dividends	(12.7)	–	–	–	(12.7)

Net income (loss) available (attributable) to common stockholders	$936.4	$69.5	$873.2	$(942.7)	$936.4

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENTS OF CASH FLOWS (dollars in millions)

	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total
Year Ended December 31, 2007
Cash Flows From Operating Activities:
Net cash flows provided by (used for) operations	$(1,613.8)	$3,124.1	$818.7	$–	$2,329.0

Cash Flows From Investing Activities:
Net increase (decrease) in financing and leasing assets	(1,146.6)	(1,050.9)	(8,556.2)	–	(10,753.7)
Decrease in inter-company loans and investments	3,277.3	–	–	(3,277.3)	–

Net cash flows (used for) provided by investing activities	2,130.7	(1,050.9)	(8,556.2)	(3,277.3)	(10,753.7)

Cash Flows From Financing Activities:
Net increase (decrease) in debt	(139.3)	(439.2)	11,258.8	–	10,680.3
Inter-company financing	–	(1,831.3)	(1,446.0)	3,277.3	–
Cash dividends paid	(221.9)	–	–	–	(221.9)

Net cash flows provided by (used for) financing activities	(361.2)	(2,270.5)	9,812.8	3,277.3	10,458.4

Net (decrease) increase in cash and cash equivalents	155.7	(197.3)	2,075.3	–	2,033.7
Unrestricted cash and cash equivalents, beginning of period	3,040.3	227.8	1,011.3	–	4,279.4

Unrestricted cash and cash equivalents, end of period	$3,196.0	$30.5	$3,086.6	$–	$6,313.1

Year Ended December 31, 2006
Cash Flows From Operating Activities:
Net cash flows provided by (used for) operations	$(1,010.7)	$(2,345.9)	$4,604.9	$–	$1,248.3

Cash Flows From Investing Activities:
Net increase (decrease) in financing and leasing assets	72.1	(414.9)	(11,170.6)	–	(11,513.4)
Decrease in inter-company loans and investments	(8,164.7)	–	–	8,164.7	–

Net cash flows (used for) provided by investing activities	(8,092.6)	(414.9)	(11,170.6)	8,164.7	(11,513.4)

Cash Flows From Financing Activities:
Net increase (decrease) in debt	9,721.5	479.8	1,189.2	–	11,390.5
Inter-company financing	–	2,379.2	5,785.5	(8,164.7)	–
Cash dividends paid	(193.5)	–	–	–	(193.5)

Net cash flows provided by (used for) financing activities	9,528.0	2,859.0	6,974.7	(8,164.7)	11,197.0

Net (decrease) increase in cash and cash equivalents	424.7	98.2	409.0	–	931.9
Unrestricted cash and cash equivalents, beginning of period	2,615.6	129.6	602.3	–	3,347.5

Unrestricted cash and cash equivalents, end of period	$3,040.3	$227.8	$1,011.3	$–	$4,279.4

Item 8: Financial Statements and Supplementary Data PAGE 65

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENTS OF CASH FLOWS (dollars in millions) (continued)

	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total
Year Ended December 31, 2005
Cash Flows From Operating Activities:
Net cash flows provided by (used for) operations	$3,884.8	$273.7	$(1,223.5)	$–	$2,935.0

Cash Flows From Investing Activities:
Net increase (decrease) in financing and leasing assets	61.1	(760.8)	(5,993.3)	–	(6,693.0)
Decrease in inter-company loans and investments	(7,905.6)	–	230.2	7,675.4	–

Net cash flows (used for) provided by investing activities	(7,844.5)	(760.8)	(5,763.1)	7,675.4	(6,693.0)

Cash Flows From Financing Activities:
Net increase (decrease) in debt	5,405.3	922.3	(1,290.9)	–	5,036.7
Inter-company financing	–	(433.1)	8,108.5	(7,675.4)	–
Cash dividends paid	(141.4)	–	–	–	(141.4)

Net cash flows provided by (used for) financing activities	5,263.9	489.2	6,817.6	(7,675.4)	4,895.3

Net (decrease) increase in cash and cash equivalents	1,304.2	2.1	(169.0)	–	1,137.3
Unrestricted cash and cash equivalents, beginning of period	1,311.4	127.5	771.3	–	2,210.2

Unrestricted cash and cash equivalents, end of period	$2,615.6	$129.6	$602.3	$–	$3,347.5

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26 – SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized consolidated quarterly financial data is presented below.

(dollars in millions, except per share data)

Year Ended December 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net finance revenue	$382.3	$421.7	$418.4	$417.3
Provision for credit losses	35.9	12.6	63.9	129.4
Valuation allowance for receivables held for sale	–	22.5	–	–
Other income	317.0	500.8	277.0	504.6
Salaries and general operating expenses	331.3	351.7	343.4	363.2
Provision for severance and real estate exit activities	–	34.9	2.3	–
Loss on early extinguishments of debt	139.3	–	–	–
Goodwill and intangible asset impairment charges	–	–	–	312.7
Provision for income taxes	(18.0)	(154.2)	(76.2)	(52.5)
Minority interest after tax	(0.1)	(0.2)	(1.1)	(1.7)
Income (loss) from discontinued operation	33.4	(473.4)	(247.3)	(185.7)
Preferred stock dividends	(7.5)	(7.5)	(7.5)	(7.5)
Net income (loss)	$200.6	$(134.5)	$(46.3)	$(130.8)
Net income (loss) per diluted share	$1.01	$(0.70)	$(0.24)	$(0.69)
Year Ended December 31, 2006
Net finance revenue	$371.5	$366.2	$364.4	$385.0
Provision for credit losses	15.8	32.3	55.5	56.2
Valuation allowance for receivables held for sale	–	–	15.0	–
Other income	250.2	289.5	325.4	326.4
Salaries and general operating expenses	294.0	319.9	325.4	336.8
Provision for severance and real estate exit activities	11.1	–	8.5	–
Provision for income taxes	(85.3)	(91.3)	(20.0)	(84.2)
Minority interest after tax	(0.8)	(0.5)	(0.2)	(0.1)
Income from discontinued operation	22.7	31.8	33.1	32.7
Preferred stock dividends	(7.7)	(7.5)	(7.5)	(7.5)
Net income	$229.7	$236.0	$290.8	$259.3
Net income per diluted share	$1.12	$1.16	$1.44	$1.28
Year Ended December 31, 2005
Net finance revenue	$345.2	$337.7	$355.8	$363.9
Provision for credit losses	30.9	36.9	60.7	36.8
Valuation allowance for receivables held for sale	–	–	86.6	–
Other income	267.4	319.3	337.2	288.3
Salaries and general operating expenses	228.7	233.9	245.7	263.1
Provision for severance and real estate exit activities	–	25.2	–	–
Provision for income taxes	(132.4)	(124.2)	(85.4)	(102.5)
Minority interest after tax	(0.9)	(1.1)	(0.8)	(0.5)
Income from discontinued operation	7.9	13.4	2.8	6.5
Preferred stock dividends	–	–	(5.2)	(7.5)
Net income	$227.6	$249.1	$211.4	$248.3
Net income per diluted share	$1.06	$1.16	$1.02	$1.21

Item 8: Financial Statements and Supplementary Data PAGE 67

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized quarterly financial data by segment for the year ended December 31, 2007 is presented below:

	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Commercial Segments	Consumer	Total Segments	Corporate and Other	Consolidated

For the Quarter Ended December 31, 2007
Net finance revenue, before depreciation	$181.4	$244.4	$46.3	$300.9	$773.0	$29.3	$802.3	$(73.3)	$729.0
Other income	92.0	16.5	74.4	318.0	500.9	4.7	505.6	(1.0)	504.6
Depreciation on operating lease equipment	9.8	144.8	–	157.4	312.0	–	312.0	(0.3)	311.7
Provision for credit losses	24.0	(6.8)	7.3	28.4	52.9	26.4	79.3	50.1	129.4
Salaries and general operating expenses	124.0	50.5	36.3	122.5	333.3	22.4	355.7	7.5	363.2
Other pre-tax items(1)	–	–	–	–	–	312.7	312.7	–	312.7

Income (loss) from continuing operations before provision for income taxes and minority interests	115.6	72.4	77.1	310.6	575.7	(327.5)	248.2	(131.6)	116.6
Provision for income taxes and minority interests after tax	(45.3)	(10.8)	(29.3)	(105.1)	(190.5)	16.7	(173.8)	119.6	(54.2)

Net income (loss) from continuing operations, before preferred stock dividends	$70.3	$61.6	$47.8	$205.5	$385.2	$(310.8)	$74.4	$(12.0)	$62.4

Total financing and leasing assets	22,599.3	13,582.9	7,330.4	11,953.4	55,466.0	12,331.4	67,797.4	–	67,797.4
Total managed assets	24,126.0	13,582.9	7,330.4	16,057.4	61,096.7	12,331.4	73,428.1	–	73,428.1
For the Quarter Ended September 30, 2007
Net finance revenue, before depreciation	$170.1	$229.8	$45.1	$306.4	$751.4	$36.6	$788.0	$(64.9)	$723.1
Other income	99.2	20.4	72.3	76.8	268.7	7.3	276.0	1.0	277.0
Depreciation on operating lease equipment	7.5	136.7	–	160.8	305.0	–	305.0	(0.3)	304.7
Provision for credit losses	13.0	(3.0)	7.8	7.5	25.3	13.3	38.6	25.3	63.9
Salaries and general operating expenses	116.9	35.5	39.4	124.3	316.1	18.5	334.6	8.8	343.4
Other pre-tax items(1)	–	–	–	–	–	–	–	2.3	2.3

Income (loss) before provision for income taxes	131.9	81.0	70.2	90.6	373.7	12.1	385.8	(100.0)	285.8
Provision for income taxes and minority interests after tax	(48.6)	(10.7)	(26.7)	(32.4)	(118.4)	(2.7)	(121.1)	43.8	(77.3)

Net income (loss) from continuing operations, before preferred stock dividends	$83.3	$70.3	$43.5	$58.2	$255.3	$9.4	$264.7	$(56.2)	$208.5

Total financing and leasing assets	21,509.0	13,102.9	7,945.9	12,686.7	55,244.5	12,420.1	67,664.6	–	67,664.6
Total managed assets	23,145.9	13,102.9	7,945.9	16,898.1	61,092.8	12,420.1	73,512.9	–	73,512.9
For the Quarter Ended June 30, 2007
Net finance revenue, before depreciation	$185.8	$226.9	$42.0	$291.9	$746.6	$35.5	$782.1	$(68.1)	$714.0
Other income	328.5	19.4	66.5	79.7	494.1	17.4	511.5	(10.7)	500.8
Depreciation on operating lease equipment	10.6	137.0	–	144.8	292.4	–	292.4	(0.1)	292.3
Provision for credit losses	11.4	0.3	10.3	5.8	27.8	7.8	35.6	(23.0)	12.6
Salaries and general operating expenses	117.5	35.4	40.4	120.2	313.5	27.1	340.6	11.1	351.7
Other pre-tax items(1)	22.5	–	–	–	22.5	–	22.5	34.9	57.4

Income (loss) before provision for income taxes	352.3	73.6	57.8	100.8	584.5	18.0	602.5	(101.7)	500.8
Provision for income taxes and minority interests after tax	(133.0)	(10.7)	(21.7)	(30.7)	(196.1)	(2.9)	(199.0)	44.6	(154.4)

Net income (loss) from continuing operations, before preferred stock dividends	$219.3	$62.9	$36.1	$70.1	$388.4	$15.1	$403.5	$(57.1)	$346.4

Total financing and leasing assets	20,256.4	12,681.9	6,900.5	12,516.8	52,355.6	11,127.0	63,482.6	–	63,482.6
Total managed assets	21,347.2	12,681.9	6,900.5	16,602.5	57,532.1	11,127.0	68,659.1	–	68,659.1

CIT GROUP INC. AND SUBSIDIARIES – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Commercial Segments	Consumer	Total Segments	Corporate and Other	Consolidated

For the Quarter Ended March 31, 2007

Net finance revenue, before depreciation	$167.5	$210.8	$41.4	$251.5	$671.2	$31.9	$703.1	$(57.2)	$645.9

Other income	102.4	17.7	67.8	111.0	298.9	17.8	316.7	0.3	317.0
Depreciation on operating lease equipment	9.8	133.5	–	120.4	263.7	–	263.7	(0.1)	263.6

Provision for credit losses	20.5	(22.5)	8.0	10.4	16.4	7.9	24.3	11.6	35.9
Salaries and general operating expenses	114.1	33.3	41.3	115.3	304.0	25.5	329.5	1.8	331.3

Other pre-tax items(1)	–	–	–	–	–	–	–	139.3	139.3

Income (loss) from continuing operations before provision for income taxes and minority interest	125.5	84.2	59.9	116.4	386.0	16.3	402.3	(209.5)	192.8

Provision for income taxes and minority interest after tax	(45.4)	(7.9)	(23.3)	(40.1)	(116.7)	(4.9)	(121.6)	103.5	(18.1)

Net income (loss) from continuing operations, before preferred stock dividends	$80.1	$76.3	$36.6	$76.3	$269.3	$11.4	$280.7	$(106.0)	$174.7

Total financing and leasing assets	21,860.9	12,432.5	6,889.2	10,524.7	51,707.3	10,524.8	62,232.1	–	62,232.1

Total managed assets	23,297.4	12,432.5	6,889.2	14,608.0	57,227.1	10,524.8	67,751.9	–	67,751.9

(1)	Includes valuation allowances, goodwill and intangible impairment charges, debt termination charges and severance and real estate exit provisions.

NOTE 27 – SUBSEQUENT EVENTS

The Company ceased originating private (unguaranteed) student loans in late 2007 based on an evaluation of the return and risk characteristics of this student lending product, but has continued to fund pre-existing loan commitments. In February 2008, a private pilot training school filed bankruptcy. Our student lending business had originated private (unguaranteed) loans to students of the school, which totaled approximately $196 million in total principal and accrued interest as of December 31, 2007. We ceased originating new loans to students of this school in mid-2007. Approximately $17 million of the total loans represents loans to students who have completed their education (loans in “repayment”); the remainder is to students who have not yet completed their training. Loans in repayment to students of this school that were past due loans 60 days or more were approximately $2.0 million at December 31, 2007. Collectibility of the outstanding principal and interest balance of loans that have both reached, and have not yet reached repayment status, will depend on a number of factors, including the student’s current ability to repay the loan, whether a student has completed the licensing requirements, whether a student can complete any remaining education requirements at another institution (including making further tuition payments and accessing previous education records) and satisfy any remaining licensing requirements.

Management is currently evaluating the collectibility and projected cash flows related to these loans. Given that the loans are unsecured and that uncertainties exist regarding collection, management currently expects that additional reserves may be required in 2008 in connection with these loans.

On January 23, 2008, CIT Group Inc. entered into a Sales Agency Agreement with Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., pursuant to which CIT has the option to sell shares of its common stock for an aggregate purchase price of up to $31.5 million. As a result, the Company sold 1,281,519 shares on January 30, 2008 and satisfied the conditions necessary to permit the declaration and payment of preferred stock dividends payable February 29, 2008.

On January 17, 2008 the Company announced that it expects to record a pre-tax charge of approximately $50 million in the first quarter of 2008 for severance and related costs.

Item 8: Financial Statements and Supplementary Data PAGE 69